Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

APRIL 25, 2024

among

ASSETMARK FINANCIAL HOLDINGS, INC.,

GTCR EVEREST BORROWER, LLC

and

GTCR EVEREST MERGER SUB, INC.

TABLE OF CONTENTS

Page

Article 1
Definitions

Section 1.01.	Definitions	2
Section 1.02.	Other Definitional and Interpretative Provisions	15

Article 2
The Merger

Article 3
The Surviving Corporation

Section 3.01.	Certificate of Incorporation	23
Section 3.02.	Bylaws	23
Section 3.03.	Directors and Officers	23

Article 4
Representations and Warranties of the Company

i

Article 5
Representations and Warranties of Parent

Article 6
Covenants of the Company

Section 6.06.	Cooperation in Respect of the Debt Financing	71
Section 6.07.	FIRPTA Certificate	74

Article 7
Covenants of Parent

Section 7.01.	Conduct of Parent	75
Section 7.02.	Obligations of Merger Sub	75
Section 7.03.	Voting of Shares	75
Section 7.04.	Director and Officer Liability	75
Section 7.05.	Employee Matters	77

Article 8
Covenants of Parent and the Company

Article 9
Conditions to the Merger

Section 9.01.	Conditions to the Obligations of Each Party	95
Section 9.02.	Conditions to the Obligations of Parent and Merger Sub	96
Section 9.03.	Conditions to the Obligations of the Company	97

Article 10
Termination

Section 10.01.	Termination	97
Section 10.02.	Effect of Termination	99

Article 11
Miscellaneous

Section 11.01.	Notices	100
Section 11.02.	Survival of Representations, Warranties, Covenants and Agreements	101
Section 11.03.	Amendments and Waivers	101

Exhibit A	Form of Written Consent
Exhibit B	Form of Non-Fund Client Consent

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 25, 2024 by and among AssetMark Financial Holdings, Inc., a Delaware corporation (the “Company”), GTCR Everest Borrower, LLC, a Delaware limited liability company (“Parent”), and GTCR Everest Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Company, Parent and Merger Sub are referred to herein as the “Parties” and each, a “Party.”

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have unanimously approved the execution of this Agreement and the transactions contemplated hereby and declared it advisable that the respective stockholders of the Company and Merger Sub approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company, with the Company surviving the merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has approved the execution of this Agreement and the transactions contemplated hereby;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub pursuant to Section 228 of Delaware Law a written consent approving and adopting this Agreement and the transactions contemplated hereby (the “Parent Consent”), which Parent Consent will by its terms be effective immediately following the execution of this Agreement by Merger Sub; and

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition to the willingness of, and material inducement to, the Company to enter into this Agreement, Parent has delivered to the Company (i) the Equity Commitment Letter between Parent and GTCR Fund XIV/A LP, GTCR Fund XIV/C LP, GTCR Co-Invest XIV/A LP and GTCR Co-Invest XIV/B LP, each a Delaware limited partnership (collectively, the “Guarantor”) and (ii) the limited guarantee in favor of the Company with respect to the performance by Parent of certain of its obligations hereunder, duly executed by Guarantor and the Company and dated as of the date hereof (the “Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

Article 1
Definitions

Section 1.01.   Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal from any Third Party, relating to, in a single transaction or a series of related transactions, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or to which 25% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or to which 25% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company and its Subsidiaries, or to which 25% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable.

“Adviser Subsidiaries” means collectively, AssetMark, Inc. and Atria Investments, Inc. DBA Adhesion Wealth and Adhesion Wealth Advisor Solutions, each a Subsidiary of AssetMark Financial Holdings, Inc.

“Advisor Client” means any Person (other than a Sponsored Trust, Sponsored Fund, Advisor or Adviser Subsidiary Direct Client) to which, or in respect of which, an Adviser Subsidiary directly or indirectly provides Investment Services, including clients of Advisors.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, neither the Majority Stockholder nor any of its Affiliates shall be deemed Affiliates of the Company or any of its Subsidiaries (or vice versa).

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. law).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials and any other similar Applicable Laws.

“Anti-Money Laundering Laws” means the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and its implementing regulations.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement issued, enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Base Date” means March 31, 2024.

“Brokerage Client” means any Person who receives brokerage, broker-dealer transaction processing, dealer, distributorship, custodial and related services, or any other services that involve acting as a broker-dealer and/or any ancillary services and activities related or incidental thereto from the Transferred Broker-Dealer.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in any of New York, New York, Hong Kong or Shanghai, PRC are authorized or required by Applicable Law to close.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Client” means each Sponsored Trust, Sponsored Fund, Advisor and Adviser Subsidiary Direct Client.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commodity Exchange Act” means the U.S. Commodity Exchange Act.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

“Company Balance Sheet Date” means December 31, 2023.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Equity Award” means a Company Stock Option, Company SAR, Company Restricted Stock Unit or Company Restricted Stock Award.

“Company Equity Plan” means the AssetMark Financial Holdings, Inc. 2019 Equity Incentive Plan, as amended, amended and restated, modified or otherwise supplemented from time to time.

“Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, operations, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes in GAAP or in the interpretation thereof or in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate or any action taken by any Governmental Authority in response to the foregoing, in each case, after the date hereof, (B) changes, developments or conditions after the date hereof in global, foreign, national or regional economic, financial, securities markets, regulatory, political (including the results of the 2024 U.S. presidential election) or geopolitical conditions or events in general, in each case, in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing, (C) changes or conditions generally affecting the wealth management investment technology, turnkey asset management program (TAMP), investment advisory or custody industries in which the Company or any of its Subsidiaries operate, (D) acts of war, sabotage, terrorism, cyber attacks, military acts or natural disasters, (E) changes in the equity, credit, debt, financial, currency, commodity or capital markets or changes in interest rates or exchange rates, in each case, in the United States or elsewhere in the world, (F) changes in (i) Applicable Law or (ii) regulations affecting the Company or any of its Subsidiaries, in each case, after the date hereof, (G) any act of God or force majeure events, epidemics, pandemics, other outbreaks of infectious disease, including in each case any quarantine restrictions, or any escalation or worsening of any of the foregoing, or any action, Applicable Law, pronouncement or guideline taken or promulgated by any Governmental Authority or the World Health Organization in response to any of the foregoing, (H) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, the identity of or any facts or circumstances relating to Parent or any of its Affiliates or the identity of the Guarantor or the Persons providing the Financing, including the impact thereof on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with employees, customers, suppliers or other Third Parties (including the initiation of any Legal Proceedings by any Person with respect to this Agreement or the transactions contemplated hereby) (provided that this clause (H) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement), (I) any failure in and of itself by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of the Company or any of its Subsidiaries to realize the anticipated benefits of any product launch, initiative or rollout or other marketing initiative (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (J) any action taken (or omitted to be taken) at the written request of Parent or Merger Sub, (K) any change in the price and/or trading volume of the Company Stock on NYSE or any other market in which such securities are quoted for purchase and sale (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (L) any action taken by the Company or any of its Subsidiaries that is expressly required by this Agreement, (M) any public communication by Parent or its Affiliates regarding plans or intentions with respect to the Company or any of its Subsidiaries or (N) any change or prospective change in the credit rating of the Company or any of its Subsidiaries (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); except, in the case of clauses (A)-(G), to the extent such changes or conditions disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the wealth management investment technology, turnkey asset management program (TAMP), investment advisory or custody industries in which the Company or any of its Subsidiaries does business, but only such incremental disproportionate effect may be taken into account (and then only to the extent such incremental disproportionate effect is not excluded by the other exceptions in this definition).

“Company Stock” means the common stock, $0.001 par value, of the Company.

“Competition Laws” means Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act.

“Compliant” means, with respect to the Required Information, that such financial information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company or its Subsidiaries necessary in order to make such financial information, in light of the circumstances under which the statements contained in the financial information are made, not misleading; provided that the availability of financial information of the Company and its Subsidiaries, including any “flash” numbers, prior to the time that the Required Information would become not Compliant for periods subsequent to the latest quarterly or annual period for which financial information is included in the Required Information, shall not, by virtue of such availability, render such previously delivered Required Information not Compliant.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, bond, indenture, option, warranty, purchase order, license, sublicense, insurance policy or benefit plan, in each case which is legally binding.

“Covered Assets” means, as of any date, aggregate assets of Clients with respect to which the Company or its Subsidiaries provide Investment Services, which shall be deemed to be equal to (i) the sum of (A) such aggregate assets as of the close of business on such date, without duplication, less (B) the aggregate amount of assets for which a written notice of withdrawal has been given to any Subsidiary but which have not been withdrawn from the platform by the relevant Subsidiary, less (ii) any assets for which the applicable Subsidiary fee schedules are entirely waived or not charged for any reason.

“Credit Agreement” means that certain Credit Agreement, dated as of January 12, 2022, by and among the Company, Bank of Montreal, as Administrative Agent and Sustainability Coordinator, the guarantors parties thereto and the lenders parties thereto.

“Data Requirements” means, collectively, all of the following to the extent relating to any activity regarding personal, sensitive, or confidential information or data or otherwise relating to data privacy, protection, or security: (i) the Company’s and its Subsidiaries’ own rules, policies and procedures (whether physical or technical in nature, or otherwise); (ii) all Applicable Laws; (iii) binding industry standards applicable to the industries in which the Company or any of its Subsidiaries operates; and (iv) Contracts into which the Company or any of its Subsidiaries has entered or is otherwise bound.

“Data Security Incident” means any breach of security, phishing incident, ransomware or malware attack, unauthorized use, access, or processing of or to, or other cyber, security, or similar incident affecting any Systems or personal, sensitive, or confidential data or information owned or processed by or for the Company or any of its Subsidiaries.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all statutes, laws, regulations or rules that have as their principal purpose the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, quasi-governmental, regulatory, self-regulatory or administrative authority (including any applicable Self-Regulatory Organization), department, court, agency, commission or official, including any political subdivision thereof, or any public or private arbitrator or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means trademarks, service marks, trade names, trade dress, domain names, social media accounts and handles, and other indications of origin, and the goodwill associated with the foregoing, mask works, inventions, patents, trade secrets, copyrights, know-how, and software (including in source and object code form) (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Services” means any discretionary or non-discretionary investment advisory, investment management, investment or fund administration, and other related services, including (i) the management of an investment account or fund, (ii) the giving of advice with respect to the investment or reinvestment of assets or funds, (iii) advisory and non-advisory services related to the delivery of an investment platform for Advisors and (iv) services relating to managed account and practice solutions, including, for the avoidance of doubt, on a sub-advisory basis.

“Investment Services Contracts” means agreements and arrangements (including current fee schedules) pursuant to which an Adviser Subsidiary provides Investment Services to, or otherwise manages any investment account of or for, any Person, including Sponsored Fund Investment Advisory Contracts and Non-Fund Investment Services Contracts.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Parent Disclosure Schedule.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, regulatory or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel, in law or in equity.

“Lender-Related Parties” means the Persons party to the Debt Commitment Letter that have committed to provide or otherwise entered into Contracts with respect to all or any part of the Debt Financing (including the parties to any related joinder agreements, credit agreements or indentures (including the definitive agreements relating thereto), any underwriters, placement agents or initial purchasers in connection with the Debt Financing and their respective successors and assigns, and their respective Affiliates and their and their respective Affiliates’ officers, directors, partners (general or limited), employees, attorneys, advisors, agents and Representatives and their respective successors and permitted assigns; provided that none of Parent or any of its Affiliates (including Guarantor) shall be deemed to be “Lender-Related Parties”.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Majority Stockholder” means Huatai International Investment Holdings Limited.

“NYSE” means the New York Stock Exchange.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries (whether or not necessary or material for the conduct of the business of the Company and its Subsidiaries as currently conducted).

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated hereby.

“Permit” means any approvals, authorizations, consents, licenses, permits or registrations issued or granted by, obtained from or made with or to a Governmental Authority.

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other similar Liens or security interests that attach as a matter of law that are not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (c) leases and subleases (other than capital leases, finance leases and leases underlying sale and leaseback transactions); (d) Liens imposed by Applicable Law (other than Tax law); (e) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case arising or incurred in the ordinary course of business; (g) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of such type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use, occupancy or value of the applicable real property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) Liens the existence of which are disclosed or reflected on the consolidated financial statements of the Company included in the Company SEC Documents filed as of the date of this Agreement; (i) non-exclusive licenses under Owned Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business; or (j) statutory, common law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Lease unless caused by the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.

“Related Parties” means, with respect to any Party, such Party’s Affiliates and the former, current and future directors, officers, managers, members, stockholders, equityholders, partners, employees, incorporators, Lenders, agents, advisors, attorneys, representatives, Affiliates, affiliated (or commonly advised) funds, successors and permitted assigns of the foregoing.

“Required Information” means (i) the Financial Statements, (ii) solely if the Closing Date shall not have occurred on or prior to May 15, 2024, the unaudited consolidated financial statements of the Company and its Subsidiaries consisting of condensed consolidated balance sheets and related condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows for the fiscal quarter (or year to date period through the end of such fiscal quarter) (and the corresponding period in the prior fiscal year) ended March 31, 2024, (iii) solely if the Closing Date shall not have occurred on or prior to August 14, 2024, the unaudited consolidated financial statements of the Company and its Subsidiaries consisting of condensed consolidated balance sheets and related condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows for the fiscal quarter (or year to date period through the end of such fiscal quarter) (and the corresponding period in the prior fiscal year) ended June 30, 2024, (iv) solely if the Closing Date shall not have occurred on or prior to November 14, 2024, the unaudited consolidated financial statements of the Company and its Subsidiaries consisting of condensed consolidated balance sheets and related condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows for the fiscal quarter (or year to date period through the end of such fiscal quarter) (and the corresponding period in the prior fiscal year) ended September 30, 2024, (v) solely if the Closing Date shall not have occurred on or prior to March 31, 2025, the audited consolidated financial statements of the Company and its Subsidiaries consisting of condensed consolidated balance sheets and related condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows for the fiscal year (and the corresponding prior fiscal year) ended December 31, 2024 and (vi) to the extent reasonably requested by the Parent, historical financial information and other information relating to the Company and its Subsidiaries reasonably necessary to permit the Parent to prepare a pro forma condensed consolidated balance sheet and related pro forma statements of operations of the Parent and its Subsidiaries, solely as of and for the four (4) fiscal quarter period ending on the last day of the applicable fiscal year or quarter (as applicable) referred to in the preceding clause (i), (ii), (iii), (iv) or (v) (as applicable) (it being understood that the Parent shall be responsible for, and Required Information shall not include, (x) the information relating to the proposed debt and equity capitalization of the Parent and its Subsidiaries after the Effective Time or (y) any assumptions underlying the pro forma adjustments to be made in such pro forma financial statements, which assumptions shall be the responsibility of the Parent, or any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be made in such pro forma financial statements). “Required Information” shall be deemed (but shall not be required to be) delivered through the filing by the Company of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to the applicable fiscal year or fiscal quarter.

“Sanctioned Country” means any country, region or territory that is the subject or target of comprehensive Sanctions (as of the date hereof, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-government-controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person designated on OFAC’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identification List, or Foreign Sanctions Evader List, or any other similar list of designated Persons established pursuant to Sanctions or (ii) the government or any agency or instrumentality of the government of a Sanctioned Country or Venezuela.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States (including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the U.S. Department of State), and any other Governmental Authority with jurisdiction over the Company.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the 1934 Act, any “self-regulatory organization” as such term is defined in Commodity Futures Trading Commission Rule 1.3, including FINRA and the NFA, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Service Provider” means any natural person that is a director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“State BD Notices” means notice filings or requests for approvals or waivers required under applicable state securities laws with respect to the indirect change of control of the Transferred Broker-Dealer resulting from the consummation of the transactions contemplated herein.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned or controlled by such Person.

“Systems” means all computers, software (including related data, databases, and applications), devices, hardware, electronic data processing, information, record keeping, communications, or telecommunications systems, networks, platforms, servers, circuits, peripherals and other computer systems and information technology assets, including any outsourced systems and processes, that are owned, used or relied on, by or for the Company or any of its Subsidiaries.

“Tax” means any tax, fee, duty, impost, levy or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), however denominated, whether disputed or not, and together with any interest, penalty, addition to tax or additional amount with respect thereto.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and including, in each case, any amendment thereof or supplement thereto.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent, Merger Sub, Guarantor or any of their Affiliates.

“Transferred Broker-Dealer” means AssetMark Brokerage, LLC, a Subsidiary of the Company.

“Transferred Trust Company” means AssetMark Trust Company, an Arizona corporation.

(b)     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.04(g)(i)
Adverse Recommendation Change	6.04(a)(iii)
Adviser Proxy Costs	8.02(a)(ii)

Term	Section
Adviser Subsidiary Direct Client	4.23(b)(iv)(A)
Adviser Subsidiary Regulation D Covered Persons	4.22(f)
Advisor	4.23(b)(i)(A)
Advisor Agreement	4.23(b)(i)(A)
Alternative Acquisition Agreement	6.04(a)(iv)
Agreement	Preamble
BD Associated Person	4.21(b)(iii)(B)
BD Compliance Policies	4.21(e)
Capitalization Date	4.05(a)
Cash Sweep Program	4.21(g)
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)(iii)
Company Cash Incentive Award	2.05(c)
Company Employee	7.05(a)
Company Insurance Policies	4.25
Company Plan	4.17(a)(ii)
Company Related Parties	11.04(g)
Company Restricted Stock Award	2.05(b)(ii)
Company Restricted Stock Unit	2.05(b)(ii)
Company SAR	2.05(a)(ii)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)(iv)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02(a)
Company Stock Option	2.05(a)(ii)
Company Subsidiary Securities	4.06(b)(iii)
Company Termination Fee	11.04(c)(i)
Confidentiality Agreement	6.03
Continuation Period	7.05(a)
D&O Insurance	7.04(d)
Debt Commitment Letters	5.08(a)(i)
Debt Financing	5.08(a)(i)
Disqualifying Event	4.22(f)
Distribution Partner	4.23(a)(x)
Effective Time	2.01(c)
Electronic Delivery	11.10
e-mail	11.01
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
Enforcement Costs	11.04(e)
Equity Commitment Letter	5.08(a)(ii)
Equity Financing	5.08(a)(ii)

Term	Section
ERISA Client	4.24
Exchange Agent	2.03(a)
Excluded Benefits	7.05(a)(iv)
Fee Letter	5.08(a)(ii)
Financial Statements	4.08
Financing	5.08(a)(ii)
Financing Agreements	8.03(b)(ii)
Financing Commitment Letters	5.08(a)(ii)
Financing Cooperation Costs	6.06(a)
Financing Costs	8.03(a)
FINRA Application	4.03(d)
FINRA Approval	4.03(d)
Foreign Person	5.18
Fund Board	8.02(a)(i)
Fund Financial Statements	4.23(a)(vi)
Fund Reports	4.23(a)(viii)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Person	7.04(a)
Interim Contract	8.02(a)(i)
Internal Controls	4.07(e)
Intervening Event	6.04(g)(iii)
Labor Agreement	4.19(b)
Lease	4.14(b)(i)
Lenders	5.08(a)(i)
Majority Stockholder Regulatory Filings	8.01(h)
Material Contract	4.19
Material Fund Agreement	4.23(c)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Sub	Preamble
NFA	4.22(b)
Non-Fund Client Consent	8.02(f)
Non-Fund Investment Services Contracts	4.23(e)
Notice Period	6.04(e)(ii)(B)
Parent	Preamble
Parent Consent	Recitals
Parent Liability Cap	11.04(g)(iv)(A)
Parent Related Parties	11.04(g)
Parent Regulatory Termination Fee	11.04(d)
Parent Termination Fee	11.04(d)
Party	Preamble
Portfolio Strategist	4.23(b)(iii)
Portfolio Strategy Agreement	4.23(b)(iii)
PRC	8.01(h)

Term	Section
Preferred Stock	4.05(a)
Prospective RIA Subsidiary	8.02(g)
Proxy Statement	4.09
PTCE	4.24
Referral Agreement	4.23(b)(ii)
Registered IP	4.15(a)
Regulatory Concession	8.01(a)(ii)(D)
Regulatory Costs	8.01(h)
Reimbursement Obligations	11.04(f)
Representatives	6.04(a)
Required Amount	5.08(b)
Required Statutory Approvals	9.01(d)
RIA Associated Person	4.22(b)
Similar Law	4.24
Solvent	5.09(b)
Sponsored Fund	4.23(a)(i)
Sponsored Fund Investment Advisory Contract	4.23(a)(iii)
Sponsored Funds	4.23(a)(i)
Sponsored Trust	4.23(a)(i)
Sponsored Trusts	4.23(a)(i)
Sponsored Vehicle Consent	8.02(c)
Superior Proposal	6.04(g)(ii)
Surviving Corporation	2.01(a)
Surviving Corporation Plans	7.05(b)
Takeover Law	4.28
Transaction-Related Matters	11.04(g)(iv)
Uncertificated Shares	2.03(a)

Section 1.02.   Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words

(including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Except in the case of the Company Disclosure Schedule and Parent Disclosure Schedule, references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or a particular statute or law shall be deemed also to include any Applicable Law.

Article 2
The Merger

Section 2.01.   The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)     Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place via the electronic exchange of documents and signature pages at 10:00 am New York City time, as soon as possible, but in any event no later than three (3) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may agree in writing; provided, that, in no event shall the Closing occur prior to June 10, 2024 without the express written consent of Parent (which consent may be given or withheld by Parent in its sole discretion) (the date on which the Closing occurs, the “Closing Date”).

(c)     At the Closing, the Parties shall cause a certificate of merger to be filed with the Delaware Secretary of State and all other filings or recordings required by Delaware Law to be made in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d)     From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 2.02.   Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Stock or any shares of capital stock of Parent or Merger Sub:

(a)     Except as otherwise provided in Section 2.02(b), Section 2.02(c), Section 2.04 or Section 2.05, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $35.25 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)     Each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Effective Time (other than shares of Company Stock held by any such Person in a trustee, custodian or nominee capacity for the account of clients or customers of such Persons) shall be canceled, and no payment shall be made with respect thereto.

(c)     Each share of Company Stock held by any Subsidiary of either the Company or the Parent (other than Merger Sub) immediately prior to the Effective Time (other than shares of Company Stock held by any such Person in a trustee, custodian or nominee capacity for the account of clients or customers of such Persons) shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)     Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, except as provided in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.   Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) and (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Prior to, or substantially concurrently with, the Effective Time, Parent shall make available (A) to the Exchange Agent, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares pursuant to Section 2.02(a) and (B) to the Company, cash in U.S. dollars sufficient to pay the aggregate amount in accordance with Section 2.05 for all Company Equity Awards and Company Cash Incentive Awards. Such funds held by the Exchange Agent may be invested by the Exchange Agent as directed by Parent; provided that (x) no such investment or losses thereon shall affect the Merger Consideration payable hereunder and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of the Company in the amount of any such losses and (y) such investments shall only be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America. Any interest, gain or other income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Promptly after the Effective Time (but no later than two (2) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock represented by Certificates at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange and, in the case of Uncertificated Shares, instructions in customary form for use in such exchange.

(b)     Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal in customary form, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)     If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Stock without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws. If any Certificate or Uncertificated Share shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificates or Uncertificated Shares shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04.   Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted, or caused or permitted to be voted, any shares in favor of the Merger or consented thereto in writing and who has demanded and perfected such holder’s right to appraisal for such shares in accordance with Delaware Law shall not be converted into, or represent, the right to receive the Merger Consideration, but instead and in lieu thereof, shall have the right to receive payment from Parent with respect to such shares in accordance with Section 262 of Delaware Law; provided, however, that if such holder fails to perfect, withdraws or otherwise loses the right to appraisal or if a court of competent jurisdiction shall otherwise determine that such shareholder is not entitled to the relief provided under Section 262 of Delaware Law, then such shares shall be treated as if they had been converted as of the Effective Time into the right to receive only the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any notice of intent to demand payment or other demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in and control and direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands (including by providing any estimate of the fair value of any shares).

Section 2.05.   Treatment of Equity and Long-Term Incentive Awards. Except as set forth on the Compensation Rider attached to the Company Disclosure Schedule, the following will apply:

(a)    At the Effective Time, each (i) option to purchase shares of Company Stock and (ii) stock appreciation right with respect to shares of Company Stock (including stock appreciation rights which settle in cash), in each case, granted under any compensation plan, Contract or arrangement of the Company (whether issued pursuant to the Company Equity Plan or otherwise) that is outstanding as of immediately prior to the Effective Time (each such option, a “Company Stock Option” and each such stock appreciation right, a “Company SAR”), whether or not exercisable or vested, shall, automatically and without any action on behalf of the holder thereof, become fully vested as of immediately prior to the Effective Time and shall be canceled in exchange for the right to receive a cash payment (if any) made to the holder thereof determined by multiplying (A) the excess, if any, of the per share Merger Consideration over the applicable exercise price of such Company Stock Option or Company SAR by (B) the number of shares of Company Stock underlying such Company Stock Option or Company SAR, as applicable, as of the Effective Time. Any Company Stock Option or Company SAR (whether vested or unvested) that has an exercise price per Company Stock Option or Company SAR that is equal to or greater than the Merger Consideration shall be cancelled for no consideration.

(b)    At the Effective Time, each (i) restricted stock unit (including restricted stock units which settle in cash) and (ii) restricted stock award, in each case, with respect to shares of Company Stock granted under any compensation plan, Contract or arrangement of the Company (whether issued pursuant to the Company Equity Plan or otherwise) that is outstanding as of immediately prior to the Effective Time (each such restricted stock unit, a “Company Restricted Stock Unit” and each such restricted stock award, a “Company Restricted Stock Award”), whether or not vested, shall, automatically and without any action on behalf of the holder thereof, become fully vested as of immediately prior to the Effective Time and shall be canceled in exchange for the right to receive a cash payment made to the holder thereof determined by multiplying (A) the per share Merger Consideration by (B) the number of shares of Company Stock underlying such Company Restricted Stock Unit or Company Restricted Stock Award, as applicable, as of the Effective Time.

(c)    At the Effective Time, each long-term cash incentive award (whether issued pursuant to the Company Equity Plan or otherwise) that is outstanding as of immediately prior to the Effective Time, excluding any cash retention awards (each such long-term cash incentive award, a “Company Cash

Incentive Award”), whether or not vested, shall, automatically and without any action on behalf of the holder thereof, become fully vested and payable as of immediately prior to the Effective Time.

(d)    Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable for holders of Company Equity Awards and Company Cash Incentive Awards who are current or former employees of the Company or its Subsidiaries or, to the extent the applicable holder is not a current or former employee of the Company or its Subsidiaries, in such manner as determined in good faith by the Company) to each holder of a Company Equity Award or a Company Cash Incentive Award the cash payments contemplated by Section 2.05(a), Section 2.05(b) and Section 2.05(c), as applicable, less any required withholding Taxes and without interest, as promptly as reasonably practicable and in any event no later than the first payroll date of the Surviving Corporation following the Effective Time that is more than two (2) Business Days following the Effective Time. Notwithstanding anything herein to the contrary, with respect to any Company Equity Award or Company Cash Incentive Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company (in consultation with Parent) determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable plan that will not trigger a Tax or penalty under Section 409A of the Code.

(e)    The Company Equity Plan and each Company Equity Award and Company Cash Incentive Award shall be terminated by the Company effective as of the Effective Time, and no holder of Company Equity Awards or Company Cash Incentive Awards shall have any rights in respect thereof from and after the Effective Time, except for the right to receive the payments contemplated by this Section 2.05. Prior to the Effective Time, the Company shall make any amendments to the terms of such compensation plans and take, or cause to be taken, any actions that are necessary to give effect to the transactions contemplated by this Section 2.05.

Section 2.06.   Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment) of shares of Company Stock, or any stock dividend or distribution thereon with a record date during such period is effected, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.

Section 2.07.   Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation, Parent, and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law, provided that, except as required (a) in connection with payments that are compensatory in nature, (b) as a result of the Company’s failure to comply with Section 6.07 to the extent required by Applicable Law to avoid such withholding or deduction, or (c) as a result of the failure by the Majority Stockholder to deliver timely to the Exchange Agent or Parent, as the case may be, a duly completed and executed IRS Form W-9 or IRS Form W-8, as applicable, establishing a complete exemption from U.S. backup withholding (collectively, the “Excepted Payments”), the Exchange Agent or Parent, as the case may be, shall use reasonable best efforts to give prior written notice to the Company or the Surviving Corporation, as applicable, of the amount it is required to withhold with respect to any payment to the Majority Stockholder. If the Exchange Agent, the Surviving Corporation, Parent, or Affiliate, as the case may be, so withholds amounts and properly pays over to the appropriate taxing authority any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock or Company Equity Awards or Company Cash Incentive Awards, as applicable, in respect of which the Exchange Agent, the Surviving Corporation, Parent, or Affiliate as the case may be, made such deduction and withholding. The Exchange Agent and Parent shall use reasonable best efforts to consult in good faith with the Company or the Surviving Corporation, as applicable, to determine whether such withholding with respect to any payment to the Majority Stockholder other than the Excepted Payments is required by Applicable Law and to cooperate with the Company or the Surviving Corporation, as applicable, to reduce the amounts of any such required withholding.

Section 2.08.   Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Article 3
The Surviving Corporation

Section 3.01.   Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except (a) for Article FIRST, which shall read “The name of the corporation is AssetMark Financial Holdings, Inc.” and (b) as otherwise required by Section 7.04(b), and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.04(b).

Section 3.02.   Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.04(b).

Section 3.03.   Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Article 4
Representations and Warranties of the Company

Subject to Section 11.05, except as disclosed in any Company SEC Document filed on or after January 1, 2021 and at least two (2) Business Days before the date of this Agreement (including the exhibits and schedules thereto but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), it being understood that any matter disclosed in such Company SEC Document shall not be deemed disclosed for purposes of Section 4.05, or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.   Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02.   Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (including by obtaining the Written Consent) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditor’s rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)    At a meeting duly called and held, the Company’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 6.04, to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03.   Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent of, action by or in respect of, or filing by the Company or any of its Subsidiaries with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, including observation of any relevant statutory waiting periods, as well as compliance with any relevant laws analogous to the HSR Act existing in any applicable jurisdictions outside the United States, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of NYSE, (d) the filing with FINRA of an application that FINRA has deemed substantially complete by the Transferred Broker-Dealer under FINRA Rule 1017 (the “FINRA Application”) seeking FINRA’s approval of the indirect change of ownership or control of the Transferred Broker-Dealer to be effected as a result of the Merger and FINRA’s approval thereof (such approval, the “FINRA Approval”), (e) compliance with the regulatory requirements listed on Section 4.03 of the

Company Disclosure Schedule and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

Section 4.04.   Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, and assuming the representations and warranties in Section 5.13 are true and correct, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would result in a default) under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any contract, agreement, note, bond, mortgage, license or other instrument binding upon the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.   Capitalization. (a) The authorized capital stock of the Company consists of 675,000,000 shares of Company Stock and 75,000,000 shares of preferred stock, $0.001 par value (“Preferred Stock”). As of April 19, 2024, (the “Capitalization Date”) there were outstanding (i) 74,399,237 shares of Company Stock, (ii) no shares of Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 408,976 shares of Company Stock, (iv) Company SARs with respect to the equivalent of 1,924,716 shares of Company Stock, (v) Company Restricted Stock Units underlying an aggregate of 1,240,192 shares of Company Stock, (vi) zero Company Restricted Stock Awards and (vii) 836,939 shares of Company Stock reserved for future issuance under the Company Equity Plan. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Equity Award will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid and non-assessable.

(b)    Except as set forth in this Section 4.05, and for changes since the Capitalization Date resulting from the exercise, vesting or settlement of Company Equity Awards that were outstanding on such date or the grant of Company Equity Awards after the date hereof as expressly contemplated by Section 6.01 of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company (including bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote)), (ii) securities of the Company or its Subsidiaries convertible into or exchangeable for, or measured by reference to, shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in, or any or securities convertible into or exchangeable for, or measured by reference to capital stock or other voting securities or ownership interests of the Company or (iv) restricted equity, equity appreciation rights, performance equity or equity-based rights, contingent value rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding contractual obligations or commitments of the Company or any of its Subsidiaries relating to any Company Securities requiring the registration for sale of any Company Securities, granting any right to subscribe for or acquire from the Company or any of its Subsidiaries any Company Securities, or requiring the Company or any of its Subsidiaries (or any outstanding obligations of the Company or any of its Subsidiaries) to repurchase, redeem or otherwise acquire any of the Company Securities. There are no declared or accrued but unpaid dividends or distributions with respect to any Company Securities.

(c)    Except as set forth in this Section 4.05, as of the date hereof, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

(d)    Section 4.05(d) of the Company Disclosure Schedule sets forth a true and complete list of each outstanding Company Equity Award outstanding as of the Capitalization Date, and: (i) the holder of such Company Equity Award, (ii) the number of shares of Company Stock subject to such Company Equity Award, (iii) if applicable, the exercise price of such Company Equity Award, (iv) the date on which the Company Equity Award was granted or issued, (v) if applicable, the date on which the Company Equity Award expires and (vi) in the case of any Company Stock Option, whether such Company Stock Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code.

Section 4.06.   Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing, and for those powers, licenses, authorizations, permits, consents and approvals the absence of, which would not reasonably be expected to have, individually or in the aggregate, a Company

Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization as of the date hereof are identified in the Company 10-K.

(b)    All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued, fully paid and non-assessable, as applicable, and are owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for, or measured by reference to, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, or measured by reference to, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted equity, equity appreciation rights, performance equity or equity-based rights, contingent value rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding contractual obligations or commitments of the Company or any Subsidiary of the Company requiring the registration for sale of any Company Subsidiary Securities, granting any right to subscribe for or acquire from any Subsidiary of the Company any Company Subsidiary Securities or requiring the Company or any of its Subsidiaries (or any outstanding obligations of the Company or any of its Subsidiaries) to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except as set forth in the Company 10-K, the Company does not own, directly or indirectly, any shares of capital or other voting securities of, or ownership interests in, any other Person.

Section 4.07.   SEC Filings and the Sarbanes-Oxley Act. (a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2021 (collectively, together with any exhibits (including exhibits incorporated by reference) and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)    As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)    Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)    The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 and Rule 15d-15, in each case, promulgated under the 1934 Act, designed disclosure controls and procedures and internal control over financial reporting to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities. Since January 1, 2021, neither the Company nor, to the Knowledge of the Company, the Company’s auditors has been made aware of (i) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in Internal Controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f)    Since January 1, 2021, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

(g)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

Section 4.08.   Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, in each case, none of which could reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole).

Section 4.09.   Disclosure Documents. The information statement containing the information specified in Schedule 14C under the 1934 Act concerning the Written Consent, the Merger and the other transactions contemplated by this Agreement to be sent to the stockholders of the Company (such information statement, as amended or supplemented, the “Information Statement”) or, if applicable, the proxy statement of the Company to be filed with the SEC in connection with the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, when definitively filed with the SEC, at the time it is first mailed to the stockholders of the Company, and in the case of the Proxy Statement, at the time of the Company Stockholder Meeting, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Information Statement or Proxy Statement or any amendment or supplement thereto, as applicable, is first filed with the SEC, at the time it is first mailed to the stockholders of the Company, and in the case of the Proxy Statement, at the time of the Company Stockholder Approval, the Information Statement or Proxy Statement, as supplemented or amended (if applicable), as applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Information Statement or Proxy Statement, as applicable, based upon information supplied to the Company by Parent, Merger Sub or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10.   Absence of Certain Changes. (a) Since the Company Balance Sheet Date, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective

Time, would constitute a breach of, or require the consent of, Parent under Section 6.01 (other than with respect to subsection (i)).

Section 4.11.   No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required under GAAP to be disclosed, accrued or provided for in a consolidated balance sheet of the Company and its Subsidiaries, other than: (a) liabilities disclosed and provided for on the face of the Company Balance Sheet or in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date (none of which is resulting from breach of contract, tort, misappropriation or violation of Applicable Law); (c) liabilities incurred in connection with the transactions contemplated hereby; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so disclosed in the Company SEC Documents.

Section 4.12.   Compliance with Laws, Court Orders and Permits.

(a)    The Company and each of its Subsidiaries is and for the past three (3) years has been, in compliance with and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Permits necessary for the ownership and operation of their businesses as currently conducted, and each such Permit is in full force and effect; (ii) the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with the terms of all such Permits; and (iii) for the past three (3) years neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Permit the substance of which has not been resolved.

Section 4.13.   Litigation. There are, and for the past three (3) years there have been, no Legal Proceedings pending against, or, to the Knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries, before (or, in the case of threatened Legal Proceedings, that would be before) or by any Governmental Authority, or any orders, injunctions, judgments, decrees, writs or rulings of any Governmental Authority outstanding against the Company or any of its Subsidiaries, in each case, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14.   Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business. The Company and its Subsidiaries do not own any real property.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to a Lease, is in violation of any provision of any Lease.

Section 4.15.   Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule lists all Owned Intellectual Property that is issued, registered or subject to a pending application as of the date hereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Knowledge of the Company, there is, and for the past three (3) years has been, no suit, order or Legal Proceeding pending or threatened by or against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has misappropriated or infringed any Intellectual Property rights of any Person.

(b)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Owned Intellectual Property is subsisting, and, to the Knowledge of the Company, valid and enforceable, (ii) (x) the Company or one of its Subsidiaries exclusively owns all right, title and interest in the Owned Intellectual Property, and (y) the Company and its Subsidiaries have valid, enforceable and sufficient rights to all Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries, in each case of (x) and (y), free and clear of all Liens, other than Permitted Liens, (iii) to the Knowledge of the Company, no Person is infringing or misappropriating any Owned Intellectual Property, (iv) none of the Company, any of its Subsidiaries, or the conduct of any of their respective businesses is or has in the past three (3) years infringed or misappropriated any Intellectual Property rights of any Person and (v) none of the Owned Intellectual Property is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by the Company or any of its Subsidiaries, and for the past three (3) years there have been no Legal Proceedings pending or threatened by the Company or any of its Subsidiaries challenging the validity, enforceability or ownership of any Intellectual Property rights.

(c)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, for the past three (3) years, (i) the Company and its Subsidiaries have been in compliance with all Data Requirements, (ii) there have not been any Data Security Incidents and (iii) neither the Company nor any of its Subsidiaries has notified (or is has been required to notify) any Person of any Data Security Incident or in connection with any Data Requirement. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (w) the Systems are free from any malicious code, (x) the Company and its Subsidiaries have taken commercially reasonable precautions designed to protect the confidentiality, integrity and security of the Systems and all information stored or processed thereby from theft, corruption, loss or unauthorized use, access or processing, (y) no software included in the Owned Intellectual Property is subject to any “open source” or similar license in a manner that would require or condition any grant of rights upon (i) the disclosure, distribution or licensing of any such software in source code form or (ii) a requirement that any disclosure, distribution or licensing of any such software be at no charge or any licensee be permitted to modify such software and (z) the source code included in the Owned Intellectual Property has not been disclosed, licensed, released, distributed, escrowed, or made available to any Person and no Person has been granted any rights thereto, and there has been no agreement regarding the same.

Section 4.16.   Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    All Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries or any of the Sponsored Funds have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true and complete.

(b)    Each of the Company and its Subsidiaries and each of the Sponsored Funds has timely paid all Taxes due and payable and has withheld and remitted to the appropriate Governmental Authority all amounts for the payment of Taxes, except for Taxes for which adequate reserves have been established on the most recent financial statements contained in the Company SEC Documents of the Company in accordance with GAAP or the Fund Financial Statements of the applicable Sponsored Fund, as applicable.

(c)    There is no claim, audit, action, suit, proceeding, deficiency, adjustment, or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries, or any Sponsored Fund, in respect of any Tax or Tax Returns of the Company or its Subsidiaries or of any Sponsored Fund, as applicable.

(d)    During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e)    No jurisdiction in which the Company or any of its Subsidiaries files Tax Returns has made a claim in writing which has not been resolved that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

(f)    Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g)    None of the Company or any of its Subsidiaries (i) is a party to or bound by, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes (such as a loan or a lease or an agreement or obligation solely between or among the Company and its Subsidiaries), (ii) has been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company or an Affiliated Group consisting solely of the Company or its Subsidiaries), or (iii) has any material liability for the Taxes of any Person other than the Company or any of its Subsidiaries pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States law), as a transferee or successor, or otherwise by operation of Applicable Law.

Section 4.17.   Employee Benefit Plans; Labor Matters. (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material (i) “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject thereto) or (ii) other compensatory or health or welfare or other benefit plan, program, Contract, policy, arrangement or agreement, in each case that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries for the benefit of any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (each such plan, program, Contract, policy, arrangement or agreement without regard to materiality, a “Company Plan”). Copies of such Company Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust.

(b)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, or otherwise has any current or contingent liability or obligation under or with respect to, a “defined benefit plan” (as defined in

Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code, including any multiemployer plan, as defined in Section 3(37) of ERISA and (ii) neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c)    No Company Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code). Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of such plan and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Plan. Each Company Plan has been maintained in compliance with its terms and with the requirements prescribed by Applicable Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Except as required by the terms of Section 2.05 of this Agreement, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former employee or individual service provider of the Company or any of its Subsidiaries to any material payment or benefit, (ii) accelerate the time of payment, funding or vesting of any material compensation or benefits, (iii) materially increase the amount payable or trigger any other material obligation, in each case of clauses (i) through (iii), under any Company Plan or otherwise, or (iv) result in any payment or benefit that could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (individually or in combination with any other payment or benefit).

(e)    Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any Tax or penalty under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)    Neither the Company nor any of its Subsidiaries has any current or potential obligation to provide, any post-service health or other welfare benefits to any Person (other than coverage mandated by Section 4980B of the Code or similar state Applicable Law for which the recipient pays the full premium cost of coverage).

(g)    The Company and its Subsidiaries have no obligation to provide (and no Company Plan or other agreement provides) any individual with the right to a gross-up, indemnification, reimbursement, or other payment for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.

(h)    Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Labor Agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, or other labor organization or employee representative with respect to their employment with the Company or its Subsidiaries. There is no, and in the past three (3) years there has not been any, labor strike, slowdown or stoppage, organizing activity, unfair labor practice charge, or other material labor dispute pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, except for such actions and events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)    There (i) is no Legal Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Plan, including before any Governmental Authority and (ii) have been no material allegations of sexual harassment, or other material harassment, discrimination or retaliation against any officers, directors or executive-level employees of the Company or its Subsidiaries, except as, in the case of each of (i) and (ii) above, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18.   Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s Knowledge, threatened in writing which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(b)    the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(c)    the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

Section 4.19.   Material Contracts. Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company SEC Documents as of the date of this Agreement, any Company Plan set forth (or required to be set forth) in Section 4.17(a) of the Company Disclosure Schedule, or as set forth in Section 4.19 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract described by clause (a) through clause (l) of this Section 4.19 (each, a “Material Contract”):

(a)    any Contract relating to indebtedness (whether incurred, assumed, guaranteed or secured by any asset) or any financial guaranty thereof in principal amount exceeding $2,500,000, except for (i) any Contract solely among or between the Company and any of its Subsidiaries, (ii) financial guarantees entered into in the ordinary course of business or (iii) a hedging, derivative, swap or other similar Contract;

(b)    any collective bargaining agreement or other Contract with any labor union, workers council or other labor organization or similar body or other employee representative (each, a “Labor Agreement”);

(c)    any material agreement or series of related material agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock, equity interests or portion of assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise), in each case, under which the Company or any of its Subsidiaries has outstanding performance, payment or indemnification obligations;

(d)    any agreement to which the Company or any of its Subsidiaries is a party that is material to the conduct of the business as currently conducted, (i) pursuant to which (x) the Company or such Subsidiary grants a license or right to any third Person to use any material Owned Intellectual Property (other than non-exclusive licenses granted by the Company and its Subsidiaries to customers for use of a Company product or service in the ordinary course of business), (y) any third Person grants a license or other right to the Company or such Subsidiary to any material Intellectual Property (other than off-the-shelf, shrink-wrap, clickwrap or other readily commercially available non-exclusive software licenses), or (ii) entered into in connection with the resolution of any claim or dispute related to material Intellectual Property;

(e)    any agreement that (i) limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or that would so limit the freedom of Parent or its Affiliates or the Company or any of its Subsidiaries after the Closing, (ii) provides “most favored nation” or similar provisions where the pricing, discounts or benefits to any business relation of the Company or any of its Subsidiaries changes based on the pricing, discounts or benefits offered to other business relations, (iii) grants a right of first refusal or right of first offer or similar right for any line of business or assets of the

Company or any of its Subsidiaries or (iv) contains exclusivity obligations or restrictions binding on the Company or any of its Subsidiaries or that would be binding on Parent or any of its Affiliates after the Closing, except, in each case of clauses (i) through (iii), for any agreement made in the ordinary course of business that is not material to the business of the Company or its Subsidiaries taken as a whole;

(f)    any material partnership, joint venture, strategic alliance or other similar agreement or arrangement with respect to profit-sharing that is material to the Company and its Subsidiaries, taken as a whole, or to which the Company or any of its Subsidiaries incurred or will incur payment obligations or received or will receive payments in excess of $2,500,000; and for the avoidance of doubt, the foregoing shall not include any marketing support agreements or other agreements with broker-dealers or advisors made in the ordinary course of business;

(g)    any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

(h)    any agreement (including any “take-or-pay” or keepwell agreement) under which (i) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(i)    any stockholder, investor rights or registration rights agreement;

(j)    any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or Person pursuant to which the Company or one of its Subsidiaries has any material outstanding obligation;

(k)    any material Contract (or group of related Contracts that, in the aggregate, are material) pursuant to which any Adviser Subsidiary provides Investment Services to any Advisor Client or Client that is not on a version of a standard form of Investment Services Contract or includes material deviations from any such standard form; and

(l)    any other Contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the 1933 Act).

Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, is in violation of any material provision of any Material Contract and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any violation or event of default thereunder.

Section 4.20.   General Regulatory Compliance.

(a)    Subject to Sections 4.21(a), 4.22(b) and 4.23(a)(i) and except as set forth in Section 4.20(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries (i) is or is required to be or (ii) directly or indirectly holds any ownership interest in or controls (whether via contract or otherwise) any Person, with the exception of any holdings in any account of a Client or Sponsored Fund, that is or is required to be, in each case, registered, licensed, or qualified as, a bank, insured depository institution, credit union, trust company, money services business, investment adviser, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading adviser, futures commission merchant, swap execution facility, transfer agent, real estate broker, introducing broker, municipal advisor, insurance company, insurance agency or producer, insurance broker or municipal securities dealer. Neither the Company nor any of its Subsidiaries has received any notice concerning any failure to obtain any such registration, license or qualification. Except as is disclosed in Section 4.20(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries provides services to any non-U.S. Person or any Person outside the U.S. in a manner or to an extent that requires registration in any such jurisdiction.

(b)    Except for routine examinations conducted by the Arizona Department of Insurance and Financial Institutions, SEC, FINRA, CFTC, NFA or any other Governmental Authority in the ordinary course of business of the Transferred Trust Company, the Transferred Broker-Dealer and the Adviser Subsidiaries, (i) no Governmental Authority has, in the past three (3) years, formally initiated any Legal Proceeding with respect to the business or operations of the Transferred Trust Company, the Transferred Broker-Dealer or any Adviser Subsidiary, sent the Transferred Trust Company, the Transferred Broker-Dealer or any Adviser Subsidiary a written “wells notice,” other written indication of the commencement of an enforcement action from the Arizona Department of Insurance and Financial Institutions, SEC, FINRA, CFTC, NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing the operations of trust companies, broker-dealers, investment advisers or commodity pool operators. In the past three (3) years, none of the Transferred Trust Company, the Transferred Broker-Dealer or any Adviser Subsidiary has (A) settled any claim or proceeding of the Arizona Department of Insurance and Financial Institutions, SEC, FINRA, the CFTC, NFA or any other Governmental Authority, (B) had an order entered against it in connection with any Applicable Law governing the operation of trust companies, broker-dealers, investment advisers or commodity pool operators, (C) been subject to any cease and desist, censure or other disciplinary or similar order issued by any Governmental Authority, (D) been a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with any Governmental Authority or (E) been a recipient of any supervisory letter from any Governmental Authority.

Section 4.21.   Broker-Dealer Matters.

(a)    The Transferred Broker-Dealer, at all times in the past three (3) years, has timely filed and paid all fees and assessments due and payable in connection with, all material Filings required by the SEC or any other Governmental Authority, and, at the time of filing each such Filing, such Filing was materially accurate and correct and complied in all material respects with all Applicable Law, except for the failure to make any such payment, file or furnish any such Filing, or comply with such rules and regulations that in each case has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Transferred Broker-Dealer is, and at all times required pursuant to Applicable Law has been (i) duly registered, licensed and qualified as a broker-dealer with the SEC under the 1934 Act and each state or other jurisdiction where the conduct of its business requires such registration, license or qualification, (ii) a member in good standing of FINRA and such other Self-Regulatory Organizations in which its membership is required in order to conduct its business as now conducted and (iii) in compliance with its broker-dealer Membership Agreement with FINRA. The business undertaken by the Transferred Broker-Dealer is limited to those permitted under its FINRA Membership Agreement and Form BD.

(b)    Except as disclosed in Section 4.21(b) of the Company Disclosure Schedule, neither the Transferred Broker-Dealer nor, to the Knowledge of the Company, any BD Associated Person, is (i) ineligible pursuant to Section 15(b) of the 1934 Act to act as a broker-dealer or as an associated person of a registered broker-dealer, (ii) subject to “heightened supervision” under the rules of FINRA, or any other restriction on activities or future activities as a broker-dealer or an associated person of a broker-dealer under Applicable Law, (iii) subject to any order that enjoins such Person from engaging in or continuing any conduct or practice in connection with any activity involving or in connection with the purchase or sale of any security. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing that would reasonably be expected to result in (A) the Transferred Broker-Dealer or any BD Associated Person becoming subject to any of the circumstances in the preceding sentence or (B) the revocation, material limitation, suspension or material restriction of the Transferred Broker-Dealer’s SEC registration or FINRA membership. Since January 1, 2021, each of the Service Providers employed, supervised or controlled by the Company or any of its Subsidiaries who is required to be licensed or registered as a “representative” (as such term is defined in FINRA Rule 1220(b)), a “principal” (as such term is defined in FINRA Rule 1220(a)) of the Transferred Broker-Dealer, or in a similar capacity (each, a “BD Associated Person”), with the SEC or any other Governmental Authority has been duly licensed or registered as such, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    The Company has provided or made available to Parent true, complete and correct copies of the Transferred Broker-Dealer’s Form BD as most recently filed with the SEC and all state registration forms, each as amended to date. The information contained in each such form was true and complete at the time of filing, contained no untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light or the circumstances under which they were made, not misleading, and the Transferred Broker-Dealer has made all amendments to such forms as it is required to make under any Applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    The Transferred Broker-Dealer maintains, and, at all times since January 1, 2021 has maintained (i) a minimum amount of net capital in material compliance with the net capital requirements for brokers or dealers registered under all Applicable Law, (ii) such additional amounts, if any, required by (or as agreed with) FINRA and any other Governmental Authority, and (iii) such other amounts sufficient to ensure that it has not been required to file any early warning notice under Applicable Law.

(e)    Since January 1, 2021, the Transferred Broker-Dealer has in effect, and at all required times has had in effect, and the Transferred Broker-Dealer and each of its BD Associated Persons and employees subject thereto have been in material compliance with, such written supervisory policies and procedures required by the SEC, FINRA, the 1934 Act and all other Applicable Laws (“BD Compliance Policies”) and has designated and approved such principals, managers and other supervisors as required by Applicable Laws. All BD Compliance Policies have been provided or made available to Parent. All such BD Compliance Policies comply in all material respects with Applicable Laws.

(f)    Except as disclosed in Section 4.21(f) of the Company Disclosure Schedule, neither the Transferred Broker-Dealer, nor any BD Associated Person, is subject to a statutory disqualification as that term is used for purposes of Section 3(a)(39) of the 1934 Act.

(g)    The receipt of any compensation or payments by the Transferred Broker-Dealer under any placement agreement or similar arrangement, 12b-1 Plan or any other solicitation, distribution or revenue sharing arrangement complies in all material respects with Applicable Law (including Rule 206(4)-1 under the Investment Advisers Act), and has been disclosed to all applicable Advisor Clients, Clients and Brokerage Clients, as required by Applicable Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22.   Investment Adviser Matters.

(a)    Each of the Company and its Subsidiaries that is required to be registered as an investment adviser with the SEC, or as a commodity pool operator with the CFTC, including the Adviser Subsidiaries, is and, since January 1, 2021, has been in compliance in all material respects with the Investment Advisers Act, the Commodity Exchange Act and all other Applicable Law relating to its provision of Investment Services.

(b)    The Adviser Subsidiaries are, and at all times required pursuant to Applicable Law since January 1, 2021 have been, each duly registered as an investment adviser with the SEC under the Investment Advisers Act and, where required, as a commodity pool operator with the Commodity Futures Trading Commission, a member of the National Futures Association (the “NFA”) and each state or other jurisdiction where the conduct of its business requires such registration, license or qualification and has made notice filings in each state in which such filings are required to be made under Applicable Law, and such registrations and memberships are in full force and effect. At all times while employed or engaged by any Adviser Subsidiary since January 1, 2021, each of the Service Providers that are required to be registered or licensed with the SEC or other Governmental Authority as an investment adviser, an “investment adviser representative” (as such term is defined in Rule 203A-3 under the Investment Advisers Act), a commodity trading advisor, commodity pool operator, an “associated person” (as such term is defined in CFTC Regulation 1.3) or a “principal” (as such term is defined in CFTC Regulation 3.1) of an Adviser Subsidiary, or in a similar capacity in connection with the services performed by that Person in connection with the business of the Company or its Subsidiaries (each, an “RIA Associated Person”), has been duly registered and licensed as such, except for any failure to be so registered which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Except for the Sponsored Trusts and Sponsored Funds set forth on Section 4.23(a)(i) of the Company Disclosure Schedule, the Adviser Subsidiaries are not investment advisers or sub-advisers or sponsors to or of, and do not otherwise provide Investment Services to or on behalf of, any Person registered as an investment company under the Investment Company Act, and are not investment advisers or sub-advisers, general partners, managers or managing members or sponsors of, and do not otherwise provide Investment Services to or on behalf of, any Person who would be required to register as an investment company under the Investment Company Act were it not for the application of Sections 3(c)(1), 3(c)(5) or 3(c)(7) of the Investment Company Act or Rule 3a-7 under the Investment Company Act.

(d)    Since January 1, 2021, each of the Adviser Subsidiaries has had in effect all written policies and procedures necessary or required to comply with Applicable Law, including (i) a formal code of ethics complying in all material respects with Rule 204A-1 under the Investment Advisers Act and, where applicable, Section 17(j) and Rule 17j-1 under the Investment Company Act, (ii) where applicable, written supervisory policies and procedures complying in all material respects with NFA Rule 2-9 and (iii) written policies and procedures that are reasonably designed to prevent and detect any material violations under applicable securities, commodities or other investment-related or trading-related laws (including the Investment Advisers Act and the Commodity Exchange Act). Such code of ethics and policies and procedures comply, and at all times since January 1, 2021, have complied, in all material respects with Applicable Law, including Sections 204A and 206 of the Investment Advisers Act, Rule 206(4)-7 thereunder and Section 17(j) of the Investment Company Act and Rule 17j-1 thereunder, and none of the Adviser Subsidiaries or any of their respective RIA Associated Persons or employees is in violation of such code of ethics or policies and procedures. Since January 1, 2021, there has been no noncompliance by the Adviser Subsidiaries or any of their respective employees or RIA Associated Persons with such code of ethics or policies and procedures, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    None of the Adviser Subsidiaries, RIA Associated Persons or any other “affiliated person” (as defined in the Investment Company Act) of the Adviser Subsidiaries who is required to be eligible, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company; and none of the Adviser Subsidiaries, RIA Associated Persons or any other person “associated” (as defined in the Investment Advisers Act) with the Adviser Subsidiaries who is required to be qualified, is subject to disqualification pursuant to Section 203 of the Investment Advisers Act from serving as an investment adviser or as a person associated with an investment adviser or is subject to disqualification under Rule 206(4)-1 under the Investment Advisers Act and none of the Adviser Subsidiaries or any RIA Associated Person, is subject to any disqualifying event described in Sections 8a(2) or 8a(3) of the Commodity Exchange Act; in each case, except for any such disqualification (i) that would not reasonably be expected to have a Company Material Adverse Effect, or (ii) with respect to which any relevant Person has received exemptive relief from the SEC or another relevant Governmental Authority that has the effect of nullifying such disqualification, which are all set forth in Section 4.22(e) of the Company Disclosure Schedules; nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would result in any such ineligibility or disqualification, except for any such ineligibilities or disqualifications that would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)    None of the Company, the Transferred Broker-Dealer, the Adviser Subsidiaries, the Sponsored Trusts, the Sponsored Funds or any of their respective general partners or managing members, or any of their respective directors or officers (together with the Adviser Subsidiaries, “Adviser Subsidiary Regulation D Covered Persons”) is subject to a conviction, order, judgment, decree, act or any other measure, determination or other disqualifying event described in paragraph (d)(1) of Rule 506 of Regulation D of the 1933 Act other than any such event covered by Rule 506(d)(2)(ii)-(iii) of Regulation D of the 1933 Act (a “Disqualifying Event”), and, to the Knowledge of the Company, there is no inquiry, investigation, proceeding or action pending against any Adviser Subsidiary Regulation D Covered Person that could reasonably be expected to result in a Disqualifying Event.

(g)    The Adviser Subsidiaries have made available to Parent prior to the date of this Agreement correct and complete copies of (i) the current Uniform Application for Investment Adviser Registration on Form ADV as on file with the SEC as of the date of this Agreement relating to an Adviser Subsidiary and any Part 2B thereof, together with any Forms CRS, reflecting all amendments thereto to the date of this Agreement, and (ii) the currently effective Form 7-R on file with the National Futures Association as of the date of this Agreement relating to the registration of an Adviser Subsidiary as a commodity pool operator. Each of such Form ADV and Form 7-R is in compliance with the applicable requirements of the Investment Advisers Act and such other Applicable Laws, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and each such Filing contained no untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light or the circumstances under which they were made, not misleading, except for such matters that have not had, and would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. Except for the forms described in the first sentence of this Section 4.22(g), the Adviser Subsidiaries are not required to file or to have filed any other similar applications, forms or Filings that are material to the investment adviser or commodity pool operator registration of the Adviser Subsidiaries as an investment adviser and commodity pool operator with a Governmental Authority under Applicable Law. Since January 1, 2021, each of the Adviser Subsidiaries has timely filed and paid all fees and assessments due and payable in connection with all material Filings required by the SEC or any other Governmental Authority. At the time of filing each such Filing, such Filing was materially accurate and correct and complied in all material respects with all Applicable Law, except for the failure to file or furnish any such Filing, make any such payment or comply with such rules and regulations that in each case has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)    Except as provided in Section 4.22(h) of the Company Disclosure Schedule, the Adviser Subsidiaries are not prohibited from providing investment advisory services, or from charging fees therefor, by the “pay-to-play” rules of any jurisdiction, including Rule 206(4)-5 under the Investment Advisers Act except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as provided in

Section 4.22(h) of the Company Disclosure Schedule, (i) no Adviser Subsidiary, and no “covered associate” thereof, has made a “contribution” or “coordinated” or “solicited” a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 under the Investment Advisers Act) that would disqualify or otherwise prohibit any Adviser Subsidiary from providing investment advisory services, or from charging fees therefor, to any Person for any period of time and (ii) the Transferred Broker-Dealer has not, directly or indirectly, made any “contribution” to any “official” of a “government entity” (as such terms are defined under FINRA Rule 2030) or other individual or entity where to do so would prohibit the Transferred Broker-Dealer from engaging in distribution or solicitation activities for any Person for any period of time, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)    All deficiency letters and examination reports that the Transferred Broker-Dealer, any Adviser Subsidiary or any Sponsored Fund has received since January 1, 2021 from any Governmental Authority are listed on Section 4.22(i) of the Company Disclosure Schedule, true, correct and complete copies of which have been made available to Parent, along with all written responses thereto. All remedial actions necessary to cure in all material respects the deficiencies or violations set forth in such letters or reports have been taken by the Transferred Broker-Dealer, Adviser Subsidiaries and the Sponsored Funds, as applicable. The Adviser Subsidiaries have made available to Parent all material written correspondence relating to any material inquiry, examination or investigation by any Governmental Authority received since January 1, 2021, regarding such Adviser Subsidiary and any of its employees or associated persons in connection with the services performed by such employees or associated persons in connection with the business of the Company and its Subsidiaries or any Sponsored Fund.

(j)    Since January 1, 2021, none of the Company, the Transferred Broker-Dealer, the Adviser Subsidiaries or any Sponsored Fund, nor any of their respective BD Associated Persons, RIA Associated Persons or other Service Providers (in their capacity as such on behalf of the Company, the Transferred Broker-Dealer, the Adviser Subsidiaries or the Sponsored Fund, as applicable), has (i) used any funds for contributions, gifts, entertainment or other expenses, in each case in violation of Applicable Law, or (ii) made any payment for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration, in each case as determined under Applicable Law, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)    No Adviser Subsidiary or any of their respective “affiliated persons” (as that term is defined in the Investment Company Act as interpreted by the SEC or its equivalent under any Applicable Law) has taken any action that would be reasonably expected to, or has any express or implied understanding or arrangement that would, impose an “unfair burden” (as such term is used in

Section 15(f) of the Investment Company Act) on any Sponsored Trust or Sponsored Fund as a result of the transactions contemplated by this Agreement or that would in any way make unavailable to the Company or any of its Subsidiaries the benefits of Section 15(f) of the Investment Company Act, or any similar safe harbors provided by any Applicable Law, with respect to such Sponsored Trust or Sponsored Fund.

Section 4.23.   Investment Services.

(a)    Sponsored Funds.

(i)    The only Persons registered under the Investment Company Act that have series to which, or in respect of which, an Adviser Subsidiary directly or indirectly provides Investment Services are: (A) GPS Funds I, a Delaware statutory trust and (B) GPS Funds II, a Delaware statutory trust (each, a “Sponsored Trust” and, collectively, the “Sponsored Trusts”). The only series of each of the Sponsored Trusts to which, or in respect of which, an Adviser Subsidiary directly or indirectly provides Investment Services are those set forth on Section 4.23(a)(i) of the Company Disclosure Schedule (each, a “Sponsored Fund” and collectively, the “Sponsored Funds”). None of the Adviser Subsidiaries serve as an investment sub-adviser to any Person registered under the Investment Company Act.

(ii)    The correspondingly labeled subsections of Section 4.23(a)(ii) of the Company Disclosure Schedule contain correct and complete listings, in all material respects, as of the Base Date, of (A) each Sponsored Fund, (B) the amount of Covered Assets of each Sponsored Fund and Sponsored Trust and (C) a schedule of investment management fees or other revenue attributable to each Sponsored Fund and Sponsored Trust.

(iii)    Each of the Sponsored Trusts and Sponsored Funds is duly organized and validly existing in good standing under Applicable Laws of the jurisdiction under which it is organized and has the requisite corporate, trust or partnership power and authority to carry on its business as it is now being conducted and to own all its properties and assets, except for any failure to be so organized, existing and in good standing or absence of power or authority which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Sponsored Trusts and Sponsored Funds is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Sponsored Trust or Sponsored Fund. The Company has provided to

Parent true and complete copies of all the organizational documents of the Sponsored Trusts and Sponsored Funds and each Contract pursuant to which the Adviser Subsidiaries render investment advisory, management, administration or any other services to a Sponsored Trust or Sponsored Fund (a “Sponsored Fund Investment Advisory Contract”), and all such documents are in full force and effect. Each Sponsored Fund Investment Advisory Contract currently in effect and any subsequent renewal has been duly authorized, executed and delivered by an Adviser Subsidiary and the applicable Sponsored Fund in compliance in all material respects with any Applicable Law (including Section 15 of the Investment Company Act), is a valid and binding agreement of the Adviser Subsidiaries and, to the Knowledge of the Company, each other party thereto, is in full force and effect and is in all material respects enforceable against the Adviser Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(iv)    Each Sponsored Trust and Sponsored Fund is and, since January 1, 2021, has been in material compliance with all Applicable Laws and to the Knowledge of the Company, has not received written notice that it is under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law.

(v)    Each Sponsored Trust and Sponsored Fund is and, since January 1, 2021, has been operated in all material respects in compliance with its respective objectives, policies and restrictions, including those set forth in the applicable prospectuses and registration statement, if any, for such Sponsored Fund.

(vi)    The Company has provided to Parent true and complete copies of the audited financial statements of each Sponsored Trust and each Sponsored Fund for such Sponsored Trust’s or Sponsored Fund’s three most recently completed fiscal years and any interim unaudited financial statements for each Sponsored Trust and Sponsored Fund for any period thereafter (the “Fund Financial Statements”). Each of the statements of net assets contained in the Fund Financial Statements (including the related notes and schedules thereto, as applicable) fairly presents in all material respects the financial position of each of the Sponsored Trusts and the Sponsored Funds as of such statement’s date, and each of the statements of results of operations and changes in net assets contained therein (including any related notes and schedules thereto, as applicable) fairly presents in all material respects the results of operations and changes in net assets, as the case may be, of each of the Sponsored Trusts and Sponsored Funds for the periods to which they relate, in each case in accordance with GAAP, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(vii)    Each of the Sponsored Trusts and Sponsored Funds has issued its shares or interests pursuant to an effective registration statement under the 1933 Act and such shares or interests are registered or qualified for public offering and sale in each jurisdiction where offers are made to the extent required under Applicable Law. The offering and sale of interests in the Sponsored Trusts and the Sponsored Funds complied in all material respects with all Applicable Laws, and each of the Sponsored Trusts and Sponsored Funds is duly registered and, at all times required by Applicable Law, has been duly registered or qualified as an investment company under the Investment Company Act. All shares of the Sponsored Funds have been duly authorized and are validly issued, fully paid and non-assessable (in each case except as set forth in their respective governing documents).

(viii)    Each of the Sponsored Trusts and Sponsored Funds has timely filed all prospectuses, statements of additional information, registration statements, proxy statements, financial statements and any other material Filings, forms, reports, advertisements and documents required to be filed under Applicable Laws with any applicable Governmental Authority (the “Fund Reports”). As of their respective dates, the Fund Reports (A) had been prepared in all material respects in accordance with all Applicable Laws, and (B) did not, at the time they were filed and during the time of their effectiveness, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading, and were, in the event of any subsequent material misstatements or omissions, promptly amended or supplemented to correct any such misstatement or omission.

(ix)    At least seventy-five percent (75%) of the members of each Fund Board are not “interested persons” (as defined in the Investment Company Act) of the Adviser Subsidiaries.

(x)    To the Company’s Knowledge, each broker, dealer, placement agent, financial intermediary and other distribution partner (each, a “Distribution Partner”) that provides, directly or indirectly, brokerage services to a Sponsored Fund is duly registered as a broker-dealer pursuant to the 1934 Act and is a member in good standing of FINRA. To the Company’s Knowledge, as of the date hereof, no such Distribution Partner has provided written notice that it intends to terminate or materially reduce its relationship with the Company or its Subsidiaries or the applicable Sponsored Funds.

(xi)    Except as set forth in Section 4.23(a)(xi) of the Company Disclosure Schedule, none of the Sponsored Funds or the Sponsored Trusts is a recipient of any exemptive order or no action letter upon which the Sponsored Fund or Sponsored Trust currently relies for the operation of its business.

(b)    Business of the Adviser Subsidiaries.

(i)    The correspondingly labeled subsections of Section 4.23(b)(i) of the Company Disclosure Schedule contain (A) a correct and complete listing of each investment adviser, bank, broker-dealer, insurance company or similar business (each, an “Advisor”) to which, or in respect of which, an Adviser Subsidiary has entered into an agreement (an “Advisor Agreement”) directly or indirectly to provide Investment Services related to managed account or practice management solutions, and in connection with which an Advisor in turn, pursuant to an agreement, provides Investment Services to its respective clients, as of the date of this Agreement, (B) a correct and complete listing, in all material respects, of the amount of Covered Assets of each such Advisor as of the Base Date and (C) a correct and complete schedule of fees paid to the Adviser Subsidiaries, the Company or its Subsidiaries pursuant to the Advisor Agreement with such Advisor from January 1, 2023 through the Base Date.

(ii)    The correspondingly labeled subsections of Section 4.23(b)(ii) of the Company Disclosure Schedule contain a correct and complete listing of each Person to which, or in respect of which, an Adviser Subsidiary has entered into an agreement (“Referral Agreement”) directly or indirectly to solicit or refer persons to an Adviser Subsidiary to provide Investment Services, as of the date of this Agreement.

(iii)    The correspondingly labeled subsections of Section 4.23(b)(iii) of the Company Disclosure Schedule contain a correct and complete listing of each Person (“Portfolio Strategist”) with whom an Adviser Subsidiary has entered into an agreement (“Portfolio Strategy Agreement”) to provide portfolio strategies or model portfolio services to an Adviser Subsidiary as of the date of this Agreement.

(iv)    The correspondingly labeled subsections of Section 4.23(b)(iv) of the Company Disclosure Schedule contain (A) a correct and complete listing of each Person, other than a Sponsored Trust, Sponsored Fund or an Advisor, to which, or with respect of which, an Adviser Subsidiary directly or indirectly provides Investment Services (including managed account or related services) pursuant to a written investment management or investment advisory agreement between such Adviser Subsidiary and such client (an “Adviser Subsidiary Direct Client”) as of the date of this Agreement, (B) a correct and complete listing, in all material respects, of the amount of Covered Assets of each such Adviser Subsidiary Direct Client as of the Base Date and (C) a correct and complete schedule of fees paid to an Adviser Subsidiary, the Company or its Subsidiaries by each such Adviser Subsidiary Direct Client from January 1, 2023 through the Base Date.

(c)    Except as set forth in any report, schedule, form, statement, registration statement, prospectus, statement of additional information, certification or other document filed with or furnished to the SEC by the Sponsored Funds since January 1, 2021 (including any exhibits (including exhibits incorporated by reference) and schedules thereto and other information incorporated therein) or in Section 4.23(c) of the Company Disclosure Schedule, no Sponsored Fund is party or subject to, or bound by, Sponsored Fund Investment Advisory Contracts, underwriting or distribution Contracts, Contracts between principal underwriters and dealers, bonus, profit sharing, pension or similar Contracts or arrangements, custody and depository Contracts, initial capital Contracts, or other material Contracts that are required to be filed with or furnished to the SEC under Applicable Law (each such Contract set forth on Section 4.23(c) of the Company Disclosure Schedule, a “Material Fund Agreement”).

(d)    Correct and complete copies of all Material Fund Agreements, together with all modifications and amendments thereto, have been provided to Parent. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all such Contracts in the form provided to Parent are valid and in full force and effect and (ii) neither the Company, any of its Subsidiaries, any Sponsored Trust nor any Sponsored Fund, nor to the Company’s Knowledge any other party to a Material Fund Agreement, is in violation of any material provision of any Material Fund Agreement and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any violation or event of default thereunder or which would, or would reasonably be expected to give rise to, any right of notice, modification in any material respect, acceleration, payment, cancellation, rescission, avoidance, repudiation or termination of or by another party to, or in any manner release any party thereto from any liability under, any Material Fund Agreement.

(e)    Each of the following, and any subsequent renewal thereof, has been duly authorized, executed and delivered by the relevant Adviser Subsidiary in compliance with any Applicable Laws and (assuming the valid authorization, execution and delivery by counterparties thereto) is a valid and binding agreement of the Adviser Subsidiary and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles): each written agreement, including the Advisor

Agreements, pursuant to which the Adviser Subsidiaries, the Company or its Subsidiaries render Investment Services to an Advisor or Adviser Subsidiary Direct Client (the “Non-Fund Investment Services Contracts”), each Portfolio Strategy Agreement and each Referral Agreement.

(f)    Since January 1, 2021, to the Knowledge of the Company, the Company has not received notice from any Sponsored Trust, Sponsored Fund, Advisor or Adviser Subsidiary Direct Client that has not been withdrawn or superseded indicating the intention of such Person to terminate any of its relationships with the Company or its Subsidiaries or otherwise to change such relationships in any materially adverse respect, in each case excluding withdrawals of assets from management or administration by the Adviser Subsidiaries in the ordinary course, except for such termination or change of relationships that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)    Since January 1, 2021, all services provided by the Adviser Subsidiaries, the Company or its Subsidiaries to or in respect of the Advisors, Adviser Subsidiary Direct Clients and Advisor Clients have been provided in accordance with Applicable Law and the terms of the applicable Non-Fund Investment Services Contract (if any), except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)    No consent is required from any Portfolio Strategist, Advisor or Advisor Client (except in its capacity, if any, as an Adviser Subsidiary Direct Client) to the transactions contemplated under this Agreement by Applicable Law or any Investment Services Contract (including any Advisor Agreement, Portfolio Strategy Agreement or Referral Agreement), except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Advisor or Advisor Client is a party to an agreement with an Adviser Subsidiary pursuant to which such Adviser Subsidiary provides Investment Services to such Advisor or Advisor Client (except to the extent such Advisor or Advisor Client receives such Investment Services as an Adviser Subsidiary Direct Client), except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Advisor or Advisor Client (except in its capacity, if any, as an Adviser Subsidiary Direct Client) is an investment advisory client of an Adviser Subsidiary for purposes of the Investment Advisers Act, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.24.   Certain ERISA Matters. Each of the Company and its Subsidiaries that provides (or has in the past six years provided) services to any Person subject to Title I of ERISA, Section 4975 of the Code or any federal, state, local or other laws that are substantially similar to Title I of ERISA or Section 4975 of the Code (“Similar Law”) (each, an “ERISA Client”), has conducted its activities and provided such services in compliance with all applicable requirements of ERISA, Section 4975 of the Code or Similar Law, and the applicable rules and regulations thereunder, and has not engaged in or caused an ERISA Client to engage in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a violation of Similar Law, except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company nor any of its Subsidiary is disqualified, or has been subject to disqualification, under (a) Section 411 of ERISA from holding the positions described under Section 411(a) of ERISA, (b) Part I(g) of Prohibited Transaction Class Exemption (“PTCE”) 84-14, or (c) Section III(a) of PTCE 2020-02, except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.25.   Insurance. The Company has made available to Parent, prior to the date of this Agreement, a list of all insurance policies in effect as of the date hereof for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole (the “Company Insurance Policies”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance) and sufficient to comply with Applicable Law, (b) neither the Company nor any of its Subsidiaries is in material breach of, or material default under, any Company Insurance Policies and (c) no written notice of cancellation or termination has been received with respect to any Company Insurance Policies, other than in connection with ordinary renewals. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Insurance Policies are sufficient for compliance by the Company and its Subsidiaries with all Material Contracts of the Company and its Subsidiaries.

Section 4.26.   Finders’ Fees. Except for Morgan Stanley & Co. LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (such fees or commissions, “Finders’ Fees”). The aggregate amount of Finders’ Fees, shall not exceed the amount set forth on Section 4.26 of the Company Disclosure Schedule.

Section 4.27.   Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Stock (other than, to the extent applicable, (a) shares held by the Company (including shares held as treasury stock), Parent, Merger Sub or their respective Affiliates, or Majority Stockholder, or (b) shares as to which dissenters’ rights have been perfected) is fair, from a financial point of view to such holders.

Section 4.28.   Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger from, or otherwise render inapplicable to this Agreement, the Merger and any of the transactions contemplated hereby, the restrictions on “business combinations” (as defined in Section 203 of Delaware Law) as set forth in Section 203 of Delaware Law. Other than Section 203 of Delaware Law, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other Applicable Law (each a “Takeover Law”) is applicable to the Company, the Merger or any of the transactions contemplated by this Agreement.

Section 4.29.   Anti-Corruption Compliance. The Company and its directors, officers and employees and, to the Company’s Knowledge, its agents and representatives have at all times during the past three years complied with Anti-Corruption Laws in all material respects. The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company and its directors, officers, employees, agents, and representatives with Anti-Corruption Laws. To the Company’s Knowledge, no Governmental Authority is investigating or has in the past three years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries in connection with an alleged or potential violation of any Anti-Corruption Law.

Section 4.30.   Sanctions. The Company and its directors, officers and employees and, to the Company’s Knowledge, its agents and representatives have at all times during the past three years complied with Sanctions in all material respects. Neither the Company nor any of its directors, officers, or employees, nor, to the Knowledge of the Company, its agents or representatives acting on its behalf: (a) has been or is a Sanctioned Person; (b) has been or is owned or controlled by or otherwise acting on behalf of a Sanctioned Person; (c) has been or is located, organized or resident in any Sanctioned Country; or (d) has in the past three years received from any Governmental Authority any notice, inquiry, or allegation regarding an actual or alleged violation of Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company and its directors, officers, employees, agents, and representatives with Sanctions.

Section 4.31.   Anti-Money Laundering Laws. The Company and its Subsidiaries and their directors, officers, and employees, and, to the Company’s Knowledge, other Persons acting on behalf of the Company and its Subsidiaries, have at all times during the past three years complied with applicable Anti-Money Laundering Laws and all agreements or internal policies or procedures relating to Anti-Money Laundering Laws in all material respects. To the extent applicable, the Subsidiaries that are financial institutions under the BSA, including the Transferred Broker-Dealer, Transferred Trust Company, and any mutual fund, have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance with Anti-Money Laundering Laws.

Section 4.32.   Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, as modified by the Parent Disclosure Schedule, or in any certificate delivered in connection with this Agreement or in the Equity Commitment Letter or Guarantee, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Parent or Merger Sub to the Company, and the Company hereby fully disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing. Except for the representations and warranties set forth in Article 5, as modified by the Parent Disclosure Schedule, or in any certificate delivered in connection with this Agreement or in the Equity Commitment Letter or Guarantee, the Company also acknowledges and agrees that each of Parent and Merger Sub makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Surviving Corporation or any of its Subsidiaries or the future business, operations or affairs of the Surviving Corporation or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Company or its Representatives or Affiliates.

Article 5
Representations and Warranties of Parent

Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01.   Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing and those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.

Section 5.02.   Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action of Parent and Merger Sub. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub.

Section 5.03.   Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, including observation of any relevant statutory waiting periods, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) the FINRA Approval, (e) compliance with the regulatory requirements listed on Section 4.03 of the Company Disclosure Schedule and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.   Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.   Unfair Burden. None of Parent or any of its respective “interested persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) has any express or implied understanding or arrangement which would impose an “unfair burden” (as such term is used in Section 15(f) of the Investment Company Act) on any Sponsored Fund for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated hereby or which would in any way cause Section 15(f) of the Investment Company Act to be unavailable to the Company.

Section 5.06.   Disclosure Documents. The information supplied by Parent for inclusion in the Information Statement or, if applicable, the Proxy Statement will not, at the time the Information Statement or Proxy Statement is first filed with the SEC, at the time it is first mailed to the stockholders of the Company, and in the case of the Proxy Statement, at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.06 do not apply to statements or omissions included or incorporated by reference in the Information Statement or Proxy Statement, as applicable, based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.07.   Finders’ Fees. There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

Section 5.08.   Financing. (a) Parent has delivered to the Company true and complete copies of (i) fully executed commitment letters, including all annexes, exhibits and schedules thereto (as the foregoing may be amended, supplemented, replaced or otherwise modified or waived from time to time after the date hereof in compliance with Section 8.03, the “Debt Commitment Letters”), from the “Initial Lenders” (as defined in the Debt Commitment Letter) (the “Lenders”) confirming their respective commitments to provide Parent with debt financing in connection with the transactions contemplated hereby (the “Debt Financing”) and (ii) a fully-executed commitment letter (as the foregoing may be amended, supplemented, replaced or otherwise modified or waived from time to time after the date hereof in compliance with Section 8.03, the “Equity Commitment Letter” and together with the Debt Commitment Letters, the

“Financing Commitment Letters”) from the Guarantor confirming the respective counterparties’ commitments to provide Parent with equity financing in connection with the transactions contemplated hereby (the “Equity Financing” and together with the Debt Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of each fee letter entered into in connection with the Debt Commitment Letters, subject to redaction solely of fees, “flex” and other economic provisions that are redacted therein (none of which redacted amounts or provisions could adversely affect the availability, conditionality, enforceability, termination or aggregate principal amount of the Debt Financing at the Closing) (as the foregoing fee letters may be amended, supplemented, replaced or otherwise modified or waived from time to time after the date hereof in compliance with Section 8.03, a “Fee Letter”). There are no side letters, written understandings or other written agreements or written arrangements relating to the Equity Commitment Letter, Debt Commitment Letter or Fee Letter to which Parent or any of its Affiliates is a party directly or indirectly related to the Financing.

(b)    The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto. Each of the Debt Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. As of the date hereof, none of the Financing Commitment Letters have been amended or modified in any respect, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect; provided that the existence or exercise of any “flex” provisions contained in the Debt Commitment Letter or Fee Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Letter or Fee Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material default or material breach on the part of Parent or Merger Sub under any Financing Commitment Letter. As of the date hereof, there are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Financing Commitment Letters, and assuming the satisfaction of the conditions contained in Section 9.01 and Section 9.02 Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition of the Financing, or that the Financing will not be made available to Parent on the Closing Date. Subject to the terms and conditions of the Financing Commitment Letters, the aggregate proceeds of the Financings will be sufficient and available to consummate the Merger upon the terms contemplated by this Agreement, effect any repayment or refinancing of debt contemplated or required in connection with the consummation of the Merger, and pay all related fees and expenses of Parent, Merger Sub and their respective Representatives pursuant to this Agreement (the “Required Amount”). Parent has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Financing Commitment Letters to be paid which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Commitment Letters and will pay, after the date hereof, all such fees as they come due.

(c)    Parent acknowledges and agrees that notwithstanding anything to the contrary in this Agreement but subject to Section 11.13, the consummation of any debt or equity financing in connection with the transactions contemplated hereby shall not be a condition to the obligation of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

Section 5.09.   Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligations to consummate the Merger and (b) the accuracy of the representations and warranties set forth in Article 4 of this Agreement (for this purpose, such representations and warranties shall be true and correct in all material respects without otherwise giving effect to materiality qualifications therein), and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration, the payment of the aggregate amount in accordance with Section 2.05 for all Company Equity Awards and Company Cash Incentive Awards, any repayment or refinancing of debt contemplated in this Agreement (including the principal and interest on all loans outstanding under the Credit Agreement required to be repaid in connection with or as a result of the Merger) or the Debt Commitment Letters and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of equity capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.10.   Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee executed by the Guarantor. The Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to the Enforceability Exceptions) and as of the date hereof no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Guarantee.

Section 5.11.   Litigation. As of the date hereof, there is no action, suit or proceeding pending against, or, to the Knowledge of the Parent, threatened in writing against, Parent or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12.   Compliance with Laws and Court Orders. (a) The Parent and each of its Subsidiaries is in compliance with, and to the Knowledge of the Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(a)    None of Parent or, to the Knowledge of Parent, persons associated with Parent (as defined in Section 3(a)(18) of the 1934 Act) (i) is subject to “statutory disqualification” pursuant to Section 3(a)(39) of the 1934 Act to serve as a broker-dealer or as a person associated with a registered broker-dealer, (ii) has committed a “Reportable Act,” as defined in Rule 69W-200.001 of the Florida Administrative Code, as amended, within the past 10 years, or (iii) has committed a “Reportable Event” as defined in 808-10:460 of the Kentucky Administrative Regulations, as amended, within the past 10 years.

Section 5.13.   Ownership of Company Stock. Except as previously disclosed in writing to the Company, neither Parent nor Merger Sub nor any of their Subsidiaries beneficially owns any shares of Company Stock as of the date hereof.

Section 5.14.   [Reserved].

Section 5.15.   Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (a) agrees to vote to adopt this Agreement or approve the Merger or (b) agrees to vote against any Superior Proposal.

Section 5.16.   Management Agreements. Other than this Agreement, as of the date hereof, there are no Contracts, undertakings, commitments, agreements, obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or its Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.17.   Investment Adviser Matters. None of Parent, any officer, director or employee thereof or, to the Knowledge of Parent, any other “affiliated person” (as defined in the Investment Company Act) of Parent that would be required to be eligible upon consummation of the transactions contemplated by this Agreement, is ineligible, pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company; and none of Parent, any officer, director or employee thereof or, to the Knowledge of Parent, any other person that will be “associated with” (as defined in the Investment Advisers Act) any Adviser Subsidiary following the Closing that would be required to be qualified upon consummation of the transactions contemplated by this Agreement, is subject to disqualification pursuant to Section 203 of the Investment Advisers Act from serving as an investment adviser or as a person associated with an investment adviser or is subject to disqualification under Rule 206(4)-1 under the Investment Advisers Act, and none of Parent or any officer, director or employee thereof is subject to any disqualifying event described in Sections 8a(2) or 8a(3) of the Commodity Exchange Act; in each case, except for any such disqualification (x) that would not reasonably be expected to have a Parent Material Adverse Effect or (y) with respect to which Parent or another relevant Person has received exemptive relief from the SEC or another relevant Governmental Authority that has the effect of nullifying such disqualification; nor is there any proceeding or investigation pending or, to the Knowledge of Parent, threatened by any Governmental Authority that would result in any such ineligibility or disqualification, except for any such ineligibilities or disqualifications that would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.18.   Not a Foreign Person. Parent is not a foreign Person as defined at 31 CFR § 800.224 (a “Foreign Person”), and no Foreign Person will obtain any right that would make the transactions contemplated hereby a covered transaction (as defined at 31 CFR § 800.213).

Section 5.19.   Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, as qualified by the Company Disclosure Schedule and SEC Documents as provided herein, or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby irrevocably and forever fully disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Except for the representations and warranties set forth in Article 4, as qualified by the Company Disclosure Schedule and SEC Documents as provided herein, or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

Article 6
Covenants of the Company

The Company agrees that:

Section 6.01.   Conduct of the Company. Except (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (w) as expressly required or permitted by this Agreement, (x) as set forth in Section 6.01 of the Company Disclosure Schedule or (y) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business. Without limiting the generality of the foregoing (provided that, for the avoidance of doubt, the failure to take any action prohibited by a subsection of this Section 6.01 shall not be a breach of the preceding sentence), except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly required or permitted by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)    (i) amend the Company’s certificate of incorporation or bylaws or (ii) amend in any material respect the comparable organizational documents of any of the Subsidiaries of the Company, in each case, (x) in a manner that would reasonably be expected to prevent or to impede or delay the consummation of the transactions contemplated hereby or (y) in a manner reasonably expected to be adverse to Parent or its Subsidiaries;

(b)    (i) split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly owned Subsidiaries to the Company or to another wholly owned subsidiary of the Company or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities except pursuant to and in accordance with the terms of any Company Equity Award in effect on the date hereof (or with respect to any Company Equity Award granted after the date hereof to the extent permitted by Section 6.01(c) of the Company Disclosure Schedule);

(c)    (i) issue, deliver, sell, dispose, encumber, grant, confer, award or authorize the issuance, delivery, sale, disposal, encumbrance, grant, conferral or award of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise or settlement of Company Equity Awards that are outstanding on the date of this Agreement in accordance with the terms of those Company Equity Awards on the date of this Agreement or any Company Equity Awards granted after the date of this Agreement to the extent permitted by Section 6.01(c) of the Company Disclosure Schedules or (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security, except, in each case, as required by the terms of any Company Equity Award in effect on the date hereof (or with respect to any Company Equity Award granted after the date hereof to the extent permitted by Section 6.01(c) of the Company Disclosure Schedule);

(d)    enter into or acquire any interest in any joint venture or similar arrangement or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (i) pursuant to existing Material Contracts set forth in Section 4.19 of the Company Disclosure Schedule or (ii) the acquisition of inventory, supplies or materials in the ordinary course of business;

(e)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than such previously contemplated transactions disclosed to Parent among wholly owned Subsidiaries of the Company);

(f)    sell, lease, license, pledge, abandon or otherwise transfer or dispose of any of its material assets, securities, properties, interests or businesses (including material Intellectual Property), other than (i) pursuant to existing Material Contracts set forth on Section 4.19 of the Company Disclosure Schedule, (ii) except for Intellectual Property, in the ordinary course of business, (iii) transfers among the Company and its wholly owned Subsidiaries, or (iv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business;

(g)    other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $2,500,000 in the aggregate (other than (i) advances of business expenses to employees in the ordinary course of business, (ii) in the ordinary course of business and (iii) loans or advances between and among the Company and/or any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries);

(h)    incur or issue any indebtedness for borrowed money or guarantees thereof (or otherwise become liable for any indebtedness of any Person), other than (i) pursuant to any Contracts in effect as of the date hereof and set forth on Section 6.01(h) of the Company Disclosure Schedule, (ii) indebtedness for borrowed money incurred between or among the Company and/or any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company and (iii) incurrences and prepayments of indebtedness for borrowed money in the ordinary course of business under the Credit Agreement, provided that the Company shall not be permitted to increase the borrowing capacity existing as of the date of this Agreement under the Credit Agreement, including by exercising any accordion options;

(i)    other than as required by the terms of any Company Plan as in effect as of the date hereof, (i) grant or materially increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any current or former employee, executive officer, director, or other individual service provider of the Company or any Subsidiary; (ii) establish, adopt, enter into, terminate or materially amend any Labor Agreement or any material Company Plan (or any employee benefit plan, policy, agreement or arrangement that would be a Company Plan if in effect on the date hereof); (iii) take any action to accelerate the vesting, funding or timing of payment of any compensation or benefit payable to any current or former employee or individual service provider; or (iv) materially increase compensation, bonus, incentive compensation or other benefits payable to any current or former employee, executive officer, or other individual service provider of the Company or any of its Subsidiaries with a title of Senior Vice President or above (with materiality determined as more than 3% of the employee’s or individual service provider’s annual base compensation as of the date hereof);

(j)    materially change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to in good faith by its independent public accountants;

(k)    settle, or offer or propose to settle, (i) any Legal Proceeding or threatened Legal Proceeding (excluding any Legal Proceeding or threatened Legal Proceeding relating to Taxes) involving or against the Company or any of its Subsidiaries that results in a payment obligation (net of insurance proceeds and any payment obligations for which the Company reasonably expects to be indemnified) of the Company or any of its Subsidiaries in excess of $2,000,000 individually or $10,000,000 in the aggregate or that involves the admission of any criminal wrongdoing or any injunctive or other equitable relief against the Company or any of its Subsidiaries or any other restrictions on business activities of the Company or its Subsidiaries that could reasonably be expected to materially limit the Company or any of its Subsidiaries in the conduct of their businesses in any respect, or (ii) any Legal Proceeding or dispute that relates to the transactions contemplated hereby;

(l)    with respect to the Company and its Subsidiaries, make or change any material Tax election, change any annual Tax accounting period (except as would not be material), adopt or change any method of Tax accounting (except as would not be material), enter into any material closing agreement, settle or compromise any material Tax claim, audit or assessment, file any material amended Tax Return, surrender any right to claim a material refund of Taxes, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business) or apply for any private letter ruling or similar guidance from any Governmental Authority;

(m)    (i) engage or hire any employee or individual service provider who, upon hire, would have a title of Senior Vice President or above; or (ii) implement any personnel actions that would trigger the Worker Adjustment and Retraining Notification Act of 1988 or similar Applicable Law;

(n)    incur or commit to incur any capital expenditures, that, individually or in the aggregate, exceed $5,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, as provided to Parent prior to the date hereof, or materially delay the funding or execution of any material capital expenditures in a manner that is inconsistent with such annual capital expenditure budget;

(o)    engage in any transaction with, or enter into any Contract with, any Affiliate of the Company or the Majority Stockholder that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1934 Act;

(p)    amend in any material respect or waive any of its material rights under any Material Contract, except in the ordinary course of business;

(q)    disclose, release, distribute or make available any material source code, other than (i) pursuant to existing Contracts into which the Company or any of its Subsidiaries has entered or is otherwise bound as of the date hereof or (ii) subject to written non-disclosure and non-use obligations;

(r)    take any action that would result in the Transferred Broker-Dealer maintaining an amount of capital less than the amount required to be maintained under Rule 15c3-1 of the 1934 Act, as agreed to with FINRA and any other Governmental Authority, or that would cause it to be not required to file notice under Rule 17a-11 under the 1934 Act;

(s)    take any action that would result in any Adviser Subsidiary maintaining an amount of “net capital” or “adjusted net capital” less than the amount required to be maintained under the Commodity Exchange Act and NFA rules and by-laws or as agreed to with NFA and any other Governmental Authority;

(t)    decrease, subsidize, rebate, discount, waive or defer any advisory fees chargeable by the applicable Adviser Subsidiary with respect to the Sponsored Funds, in each case, other than as required by the applicable Sponsored Fund Investment Advisory Contract as in effect on the date hereof or any expense limitation agreement or fee waiver agreement currently in effect on the date hereof with respect to the Sponsored Funds; or

(u)    agree, resolve or commit to do any of the foregoing.

Section 6.02.   Company Stockholder Meeting. In the event the Written Consent is not delivered to Parent by the Written Consent Delivery Time and Parent does not terminate this Agreement in accordance with Section 10.01(c)(iii):

(a)    Subject to the other provisions of this Agreement, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held promptly following the mailing of the Proxy Statement for the purpose of (i) obtaining the Company Stockholder Approval and (ii) if so desired and mutually agreed between the Company and Parent, a vote upon such other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement.

(b)    Subject to Section 6.04, the Board of Directors of the Company shall (x) unless there has been an Adverse Recommendation Change in accordance with Section 6.04, recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (y) unless there has been an Adverse Recommendation Change in accordance with Section 6.04, use its reasonable best efforts to obtain the Company Stockholder Approval and (z) otherwise comply in all material respects with all Applicable Law with respect to such meeting. The Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under Applicable Law or fiduciary duty and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting, (iv) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Stockholder Approval or (v) if otherwise required by Applicable Law or fiduciary duty.

Section 6.03.   Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the confidentiality agreement dated December 5, 2023 between the Company and GTCR LLC (the “Confidentiality Agreement”), the Company shall, in each case solely for purposes of consummating the Merger (including for integration planning) (but without limiting the Company’s obligations under Section 6.04 in respect of an Acquisition Proposal or Superior Proposal), (a) give to Parent, its counsel, financial advisors, auditors and other authorized representatives, upon reasonable notice, reasonable access during normal business hours to the personnel, offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request (provided that the foregoing shall not require the Company to disclose any information pursuant to this Section 6.03 that relates to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or that relate to any Acquisition Proposal or Superior Proposal, except as contemplated by Section 6.04) and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any activities pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. All requests for information made pursuant to this Section 6.03 shall be directed to an executive officer of the Company or such Person as may be designated by any such executive officer. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information would violate Applicable Law (including antitrust and privacy laws) or any binding agreement entered into prior to the date of this Agreement or (ii) protected by attorney-client privilege or attorney work product doctrine to the extent such privilege or work product cannot be protected by the Company through exercise of its reasonable efforts; provided, that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate clause (i) or (ii).

Section 6.04.   No Solicitation; Other Offers. (a) Subject to Section 6.04(b) and Section 6.04(c), until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 10, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its

Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate in any way with, any Third Party, in each case, relating to an Acquisition Proposal or any inquiry, proposal or request that would reasonably be expected to lead to an Acquisition Proposal, (iii) (A) withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly announce its intention to withhold or withdraw (or so qualify or modify) the Company Board Recommendation (or publicly recommend an Acquisition Proposal), (B) adopt, approve or recommend, or publicly announce its intention to adopt, approve or recommend, or otherwise declare advisable, any Acquisition Proposal, (C) fail to publicly recommend against any Acquisition Proposal structured as a tender offer or exchange offer on Schedule 14D-9 within ten (10) Business Days after the commencement thereof (within the meaning of Rule 14d-2 under the Exchange Act), or (D) fail to include the recommendation of the Board of Directors in favor of approval and adoption of this Agreement and the Merger in any Proxy Statement (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal other than an Acceptable Confidentiality Agreement (any such agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, an “Alternative Acquisition Agreement”) (or announce publicly any intention to do so). Subject to Section 6.04(b) and Section 6.04(c), the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries and its and their Representatives to, promptly cease and cause to be terminated any and all existing discussions or negotiations in effect as of the date hereof, if any, with any Third Party and its Representatives with respect to any Acquisition Proposal.

(b)    Notwithstanding anything contained in Section 6.04(a) to the contrary, but subject to compliance with the other provisions of this Section 6.04, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company or any of its Representatives receives a bona fide unsolicited Acquisition Proposal from a Third Party that did not result from a material breach of this Section 6.04 and that the Board of Directors of the Company reasonably believes constitutes, or would reasonably be expected to lead to, a Superior Proposal, and (ii) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, then the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly provide to Parent any such information that is provided to any such Person which was not previously provided to or made available to Parent.

(c)    In addition, nothing contained herein shall prevent the Company or the Board of Directors of the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor its Board of Directors may make an Adverse Recommendation Change unless permitted by Section 6.04(e)), (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (iii) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and the terms thereof; provided, that the Company has provided Parent with the identity of such Person or group, the terms and conditions of such Acquisition Proposal and an unredacted copy of any written materials, proposals or agreements received in connection with such Acquisition Proposal, in accordance with Section 6.04(d).

(d)    The Board of Directors of the Company shall not take any of the actions referred to in Section 6.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (and in any event within 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the personnel, business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party, in each case, that has indicated it is considering making, or has made, an Acquisition Proposal, which notice shall include the material terms and conditions of any such Acquisition Proposal, indication or request, the identity of the Third Party making such Acquisition Proposal and unredacted copies of the Acquisition Proposal and all related documents (including all financing commitments and other documents relating to any financing), and if such Acquisition Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof. Thereafter, the Company shall keep Parent reasonably informed on a prompt and timely basis with respect to the status of, and material terms and conditions of, such Acquisition Proposal, indication or request (or any amendments thereto).

(e)    Notwithstanding anything contained in this Agreement to the contrary, but subject to the following sentence, at any time prior to obtaining the Company Stockholder Approval, in response to the receipt of a bona fide unsolicited written Acquisition Proposal from a Third Party which did not result from a material breach of this Section 6.04, if, and only if, the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of the Company may (i) make an Adverse Recommendation Change and/or (ii) cause the Company to terminate this Agreement pursuant to Section 10.01(d)(i); provided that (x) the Company shall (A) promptly notify Parent in writing of the intention of the Board of Directors to take such action (it being understood that such a notification shall not, itself, constitute an Adverse Recommendation Change) and (B) negotiate in good faith with Parent (if requested by Parent in writing) for four (4) calendar days following such notice (such period, the “Notice Period”) regarding any revisions to the terms of this Agreement proposed by Parent that would obviate the need for such Adverse Recommendation Change, (y) the Board of Directors of the Company shall not effect any Adverse Recommendation Change and/or cause the Company to terminate this Agreement pursuant to Section 10.01(d)(i) unless, after the Notice Period, the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law and (z) in determining whether to make any Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.01(d)(i), as applicable, the Board of Directors shall have taken into account any changes to the terms of this Agreement proposed by Parent; provided, further, that any material revision to any Acquisition Proposal (it being understood that any change to the financial terms or form of consideration (or material terms relating to conditionality, termination and termination fees, regulatory efforts or financing) shall be deemed a material revision) shall require a new written notice to be provided in accordance with clause (x) and the Company shall be required to comply again with the requirements of this Section 6.04(e); provided, further, that the new Notice Period shall be two (2) calendar days. The Board of Directors of the Company shall not make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)) unless such Acquisition Proposal would, if consummated, constitute a Superior Proposal.

(f)    Notwithstanding anything contained in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, in response to Intervening Event, if, and only if, the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of the Company may make an Adverse Recommendation Change (provided, that in the case of this clause (f), such Adverse Recommendation Change must be of the type described in clause (A) or (E) of the definition thereof); provided that (i) the Company shall (A) promptly notify Parent in writing of the intention of the Board of Directors to take such action (it being understood that such a notification shall not, itself, constitute an Adverse Recommendation Change) and (B) negotiate in good faith with Parent (if requested by Parent in writing) for the Notice Period regarding any revisions to the terms of this Agreement proposed by Parent that would obviate the need for such Adverse Recommendation Change, (ii) the Board of Directors of the Company shall not effect any Adverse Recommendation Change unless, after the Notice Period, the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law and (iii) in determining whether to make any Adverse Recommendation Change the Board of Directors shall have taken into account any changes to the terms of this Agreement proposed by Parent; provided, further, that any material change to the facts and circumstances associated with an Intervening Event shall require a new written notice to be provided in accordance with clause (i) and the Company shall be required to comply again with the requirements of this Section 6.04(f); provided, further, that the new Notice Period shall be two (2) calendar days.

(g)    As used in this Agreement:

(i)    “Acceptable Confidentiality Agreement” means a confidentiality agreement (A) in effect on the date hereof or (B) that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction.

(ii)    “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (but substituting “50%” for all references to “25%” in the definition of such term) for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, is more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account the likelihood of consummation of the transaction(s) contemplated by such Acquisition Proposal and any changes to the terms of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal, which, if accepted by the Company, would be binding on Parent).

(iii)    “Intervening Event” means any event, fact, circumstance, development or occurrence (other than any event, fact, circumstance, development or occurrence primarily resulting from a breach of this Agreement by the Company) that was not known to or reasonably foreseeable by, or the material consequences of which were not known to or reasonably foreseeable by, the Board of Directors of the Company as of the date of this Agreement and does not relate to (A) an Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) any changes after the date hereof in the market price or trading volume of Company Stock (it being understood that the underlying cause of any of such changes may be considered and taken into account) or (C) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectation of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying cause of any such events may be considered and taken into account), and in any case, which event, fact, circumstance, development or occurrence becomes known to or by the Board of Directors of the Company prior to receipt of the Company Stockholder Approval.

(h)    Any breach of this Section 6.04 by any director or officer of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

Section 6.05.   Written Consent. Immediately after the execution of this Agreement the Company shall take all actions reasonably necessary to submit to, and in the absence of an Adverse Recommendation Change made in accordance with the terms of Section 6.04 seek and obtain from, the Majority Stockholders a written consent to approve and adopt this Agreement in the form attached hereto as Exhibit A by no later than 11:59 p.m., Pacific Time, on the date of this Agreement (the “Written Consent Delivery Time”). Immediately upon receipt of such written consent, duly executed by the Majority Stockholders (the “Written Consent”), the Company shall provide to Parent promptly (and in any event by the Written Consent Delivery Time) a copy of such Written Consent. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 and Section 262 of Delaware Law, and the Company’s certificate of incorporation and bylaws.

Section 6.06.   Cooperation in Respect of the Debt Financing. (a) Prior to the Effective Time, the Company shall use its reasonable best efforts to provide (or in the case of clause (i) below, shall provide and shall cause its Affiliates to provide (without any “reasonable best efforts” or other qualifier)), and to cause its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to provide, to Parent, in each case at Parent’s sole cost and expense, such reasonable cooperation as is customary for financings of the type contemplated by the Debt Commitment Letter and reasonably requested by Parent in writing in connection with the arrangement of the Debt Financing, including using such reasonable best efforts to:

(i)    furnish Parent and the Lender-Related Parties (x) the Required Information and (y) other customary pertinent financial information of the Company reasonably requested by Parent to permit Parent to prepare the pro forma financial statements necessary for the Debt Financing; provided that, notwithstanding anything in this Section 6.06 to the contrary, neither the Company nor any of its Subsidiaries will be required to provide any assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (A) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto or (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing;

(ii)    as promptly as reasonably practicable, inform Parent if the Company or its Subsidiaries shall have actual knowledge of any facts that would be reasonably likely to (A) require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or (B) result in any of the Required Information no longer being Compliant;

(iii)    upon reasonable advance notice, assist in preparation for and participate (and use reasonable best efforts to cause senior management and Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, and due diligence sessions, and sessions with rating agencies, and otherwise cooperate with the marketing and due diligence efforts for any of the Debt Financing at reasonable and mutually agreed times;

(iv)    assist Parent and the Lender-Related Parties with the preparation of customary rating agency presentations information memoranda, offering memoranda and packages and lender and investor presentations customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company and its Subsidiaries;

(v)    (A) assist Parent in connection with the preparation, registration, execution and delivery (but in the case of registration, execution and delivery, solely to the extent any such registration, execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, and currency or interest hedging arrangements and (B) facilitate the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitate the pledging of collateral and granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect, and such deliveries may not be made, until the Closing;

(vi)    provide customary representation and authorization letters to the Lender-Related Parties authorizing the distribution of information to prospective lenders (in each case, only to the extent necessary for financing of the type contemplated by the Debt Commitment Letter); provided, however, that such representation and authorization letters shall relate solely to information about the Company and not any information concerning the Parent and/or its Affiliates and its or their securities and/or businesses;

(vii)    facilitate and assist in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates (including solvency certificates) and other definitive financing documents as may be reasonably requested by Parent (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;

(viii)    take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing;

(ix)    promptly furnish (but in no event later than three (3) Business Days prior to the Closing Date) Parent and the Lender-Related Parties with all documentation and other information about the Company and its Subsidiaries as is reasonably requested in writing by Parent or the Lender-Related Parties at least ten (10) days prior to the Closing and required pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R. § 1010.230, to the extent requested in writing at least ten (10) days prior to the Closing Date, in each case to the extent required to satisfy the conditions set forth in Exhibit C to the Debt Commitment Letter; and

(x)    deliver to Parent, prior to the Closing, a customary payoff letter and release documentation, each in form and substance reasonably satisfactory to Parent, from the agent under the Credit Agreement relating to the repayment in full of all obligations thereunder, the termination of the Credit Agreement and all commitments in connection therewith and the release of all Liens securing the obligations thereunder.

Nothing in this Section 6.06(a) shall require any action that would (a) conflict with or violate any Applicable Law or result in, prior to the Closing, the contravention of, or that would reasonably be expected to result in, prior to the Closing, a material violation or breach of, or default under, or require a waiver or amendment of the terms of, any Material Contract, (b) require providing access to or providing disclosure of information that could result in the loss of privilege (provided that in such instances the Company and its Subsidiaries shall inform Parent and the Lender-Related Parties of the general nature of the information being withheld and reasonably cooperate with Parent and the Lender-Related Parties to provide such information, in whole or in part, in the manner that would not result in the loss of such privilege), (c) subject any Person to any personal liability or (d) other than customary representation and authorization letters referred to in Section 6.06(a)(vi), subject the Company or any of its Subsidiaries to liability, require it to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Financing Commitment Letters, the definitive documents related to the Financing, the Financing or any information utilized in connection therewith prior to the Closing for which they are not expected to receive reimbursement or indemnity by or on behalf of Parent. For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement, certificate or other document with respect to the Debt Financing contemplated by the Debt Commitment Letter (other than customary representation and authorization letters referred to in Section 6.06(a)(vi)) that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company or its Subsidiaries that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the Debt Financing that would be effective prior to the Closing. If the Closing does not occur and this Agreement is terminated, upon written request by the Company, Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (other than, in each case, to the extent such costs and expenses relate to the preparation, review and audit of historical financial information (other than information referred to in Section 6.06(a)(i)(y) to the extent not prepared in the ordinary course of business) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in good faith in connection with the cooperation of the Company or any of its Subsidiaries or any of their respective Representatives contemplated by this Section 6.06(a) and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with the Company’s obligations under this Section 6.06 (such costs and expenses, “Financing Cooperation Costs”). Nothing contained in this Section 6.06 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or obligor with respect to the Debt Financing prior to the Closing.

(b)    The Company and its Subsidiaries consent to the reasonable use of their logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended to or likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.

(c)    All information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.06 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the financing sources, other potential sources of capital, rating agencies and prospective lenders during syndication and marketing of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(d)    Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall be deemed to have complied with this Section 6.06 for purposes of Section 9.02(b) and for all other purposes of this Agreement, unless all of the following have occurred: (i) the Company has materially breached its obligations under this Section 6.06, (ii) Parent has notified the Company of such breach in writing in good faith, detailing in good faith reasonable steps that comply with this Section 6.06 in order to cure such breach, and such notice was delivered with sufficient advance notice to permit the Company and its Subsidiaries to cure such breach prior to the last date that would permit the Closing to occur prior to the End Date, (iii) the Company has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the End Date to consummate the Debt Financing and (iv) the Debt Financing has not been consummated and the material breach by the Company is a proximate cause of such failure.

Section 6.07.   FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Parent a certificate and IRS notice in form and substance required under Treasury Regulations Section 1.897-2(h) and 1.1445-2(c) stating that the Company is not and has not been during the relevant period a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; provided, however, that Parent’s sole recourse with respect to the failure to provide the certificate under this Section 6.07 shall be Parent’s ability to deduct and withhold (or cause such deduction or withholding to occur) from the consideration otherwise payable pursuant to this Agreement to any Person in accordance with Section 2.07.

Article 7
Covenants of Parent

Parent agrees that:

Section 7.01.   Conduct of Parent. Parent shall not, and shall cause its controlling Affiliates not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including any financing thereof.

Section 7.02.   Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.   Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04.   Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)    For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the present and former directors and officers of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by Delaware Law or any other Applicable Law, in all cases, to the extent provided under the Company’s certificate of incorporation and bylaws or the comparable organizational documents of any of the Subsidiaries of the Company in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall cause the Surviving Corporation to advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation, to the maximum extent permitted under the Company’s certificate of incorporation and bylaws in effect on the date hereof.

(b)    For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws or the comparable organizational documents of any of the Subsidiaries of the Surviving Corporation (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability of directors, indemnification of officers and directors and advancement of fees, costs and expenses that are no less advantageous (in the aggregate) to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)    From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d)    Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than as provided in the Company’s existing policies as of the date hereof (pursuant to policies provided to Parent prior to the date hereof). Notwithstanding the foregoing sentences of this paragraph, in no event shall Parent or the Surviving Corporation be required to (and the Company shall not be permitted to without Parent’s prior written consent) expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the premium amount per annum for the Company’s existing policies; provided, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)    If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(f)    The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05.   Employee Matters. (a) For a period from the Effective Time until the latest of (x) December 31, 2025, and (y) the first anniversary of the Effective Time (in each case, or until the date of termination of the relevant Company Employee, if sooner) (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide to each individual who is employed by the Company or any Subsidiary immediately prior to the Effective Time and who remains so employed as of immediately following the Effective Time (each, a “Company Employee”), (i) base salary which is no less favorable than that provided to such Company Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time, (ii) short-term cash incentive compensation opportunities that are no less favorable in the aggregate than those provided to such Company Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time, (iii) severance benefits that are no less favorable than to those listed in Section 7.05 of the Company Disclosure Schedules, and (iv) other employee benefits (excluding long-term incentive or equity or equity based opportunities, nonqualified deferred compensation, retention, change in control, transaction, defined benefit pension and retiree welfare benefits (such excluded benefits, collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to such Company Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time (other than the Excluded Benefits).

(b)    In addition, and without limiting the generality of the foregoing, each Company Employee shall be immediately eligible to participate, without any waiting time (subject to meeting any service-based waiting time after giving effect to the provisions of Section 7.05(d)), in any and all plans of Parent, the Surviving Corporation or their respective Affiliates other than any Excluded Benefits (“Surviving Corporation Plans”) to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Company Employee participates immediately prior to the Effective Time and in the year in which the Effective Time occurs.

(c)    With respect to all Surviving Corporation Plans, for all purposes (other than for benefit accrual under any defined benefit plan or vesting under any equity compensation plan), including for determining eligibility to participate, level of paid time off benefits, and vesting of 401(k) contributions, the Surviving Corporation shall cause each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary of the Company, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary of the Company) to be treated as service with the Surviving Corporation or any of its Subsidiaries to the same extent and for the same purpose as such Company Employee was entitled to credit for such service under the corresponding Company Plan immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service.

(d)    With respect to any Surviving Corporation Plan that is a group health plan in which any Company Employee is eligible to participate after the Effective Time, for the plan year in which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, use reasonable best efforts to (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding group health Company Plan in which such employees participated immediately prior to the Effective Time and (ii) provide Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid during the portion of the plan year prior to the Effective Time under the Company Plan that is a group health plan in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under the corresponding Surviving Corporation Plan during the plan year that includes the Effective Time.

(e)    Annual bonuses for the year in which the Closing occurs shall be treated in accordance with the terms set forth in Section 7.05(e) of the Company Disclosure Schedule.

(f)    With respect to any Company Employees whose principal place of employment is outside of the United States, Parent’s obligations under this Section 7.05 shall be modified to the extent necessary to comply with Applicable Laws of the foreign countries and political subdivisions thereof in which such Company Employees primarily perform their duties.

(g)    From and after the Closing, except as otherwise agreed between the parties to such Contracts, Parent shall assume and honor the Contracts set forth on Section 7.05(g) of the Company Disclosure Schedule.

(h)    The provisions of this Section 7.05 are solely for the benefit of the Parties to this Agreement, and no Company Employee or any other Person (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement (except to the extent provided in Section 11.06 with respect to Section 7.04), and no provision of this Section 7.05 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Plan or any compensation or benefit plan, program, agreement or policy of Parent or any of its Subsidiaries. Nothing herein (i) shall be construed as establishment of or an amendment to any Company Plan or any other compensation or benefit plan, program, agreement, arrangement or policy of, (ii) prohibit or limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time or (iii) create of confer any right of employment or engagement, or any particular term of employment or engagement, for any Company Employee or any other Person.

Article 8
Covenants of Parent and the Company

The Parties hereto agree that:

Section 8.01.   Regulatory Undertakings.

(a)    Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken (including by causing their Subsidiaries and Affiliates to take), all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably possible (and in any event prior to the End Date), including (i) preparing and filing, and causing any applicable controlling Affiliates to prepare and file, as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, expirations of waiting periods, and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the foregoing shall not require Parent to cause its Affiliates to agree to or make any Regulatory Concession or any similar concession except as expressly provided in the next sentence. The parties hereto understand and agree that the obligations of Parent under this Section 8.01 include taking, and causing its Subsidiaries to take, all actions necessary or appropriate to avoid or eliminate each and every impediment under any Applicable Law (including Competition Law and other Applicable Law with respect to the Required Statutory Approvals) so as to enable the consummation of the transactions contemplated by this Agreement to occur as soon as reasonably possible (and in any event prior to the End Date), including: (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the transactions contemplated hereby; (B) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Parent or those of the Company or its Subsidiaries; (C) terminating existing relationships, contractual rights or obligations of Parent or its Subsidiaries (including those of the Company and its Subsidiaries after the Closing); (D) otherwise taking or committing to take actions that after the Closing would limit Parent’s or its Subsidiaries (including, after the Closing, the Company’s or its Subsidiaries’) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of Parent or its Subsidiaries (including, after the Closing, the Company or its Subsidiaries) (each of the foregoing described in any of Section 8.01(a), clauses (A) through (D), a “Regulatory Concession”); (E) defending any action, suit or proceeding (including by appeal if necessary) that challenges any of the transactions contemplated by this Agreement or any other agreements entered into in connection herewith or which would otherwise prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or any other agreements entered into in connection herewith, in each case, by a Governmental Authority; and (F) seeking to have lifted, vacated or reversed any stay, injunction, temporary restraining order or other restraint entered by any Governmental Authority with respect to this Agreement or the transactions contemplated hereby. If requested by Parent, the Company and its Subsidiaries shall agree to any Regulatory Concession; provided that none of the Company or the Company’s Subsidiaries shall be required to agree to any Regulatory Concession that is not conditioned upon consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, no portfolio company (as such term is commonly understood in the private equity industry) of Parent or its Affiliates shall be required to (and Parent shall not be required to cause any such portfolio company to) make or agree to any Regulatory Concession.

(b)    In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen (15) Business Days after the date hereof. Each of Parent and the Company shall make an appropriate response as promptly as practicable to any inquiries received from any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each party hereto shall (i) notify the other parties of any substantive communication to that party from any Governmental Authority, and, subject to Applicable Law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed substantive written communication to any Governmental Authority, (ii) promptly furnish the other parties with copies of all substantive correspondence, filings and substantive written communications between it and its Representatives, on the one hand, and such Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby, (iii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the transactions contemplated hereby unless it reasonably consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties a reasonable opportunity to attend and participate thereat and (iv) furnish the other parties with copies of all substantive correspondence, filings, and substantive communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning valuation or other competitively sensitive material, and the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.01 as “outside counsel only.”

(c)    Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the parties, control and lead all communications, timing, and strategy for dealing with any Governmental Authority with respect to seeking actions, consents, approvals, waivers, or expirations of waiting periods under the HSR Act; provided that Parent shall coordinate and consult with the Company with respect to aspects of strategy and substantive communications regarding such matters, including any litigation under any Competition Law; provided, further, that, subject to compliance with the terms of this Section 8.01, Parent shall be entitled to make the final determination as to the appropriate course of action with respect to such matters.

(d)    Parent shall provide, as promptly as practicable, the Company, the Transferred Broker-Dealer, their counsel or FINRA, as applicable, with such information and documentation pertaining to Parent and its Affiliates as are reasonably requested in order to prepare the FINRA Application and the State BD Notices or to obtain FINRA Approval or notice of approval or non-objection in respect of the State BD Notices. The Company shall cause the Transferred Broker-Dealer to prepare and file (i) the FINRA Application and (ii) the State BD Notices, as promptly as practicable, and in any event within five (5) Business Days after the date upon which Parent shall have provided the Company, the Transferred Broker-Dealer or their counsel, as applicable, with such information and documentation pertaining to Parent and its Affiliates as are reasonably requested in order to prepare such filings. The Company shall use its reasonable best efforts, and Parent shall reasonably cooperate with the Company, to obtain the FINRA Approval, including by requesting that FINRA consider such application for its “fast track” review process.

(e)    In furtherance and not in limitation of Section 8.01(a), each of Parent and the Company shall make or cause to be made all filings, certificates and notices, as applicable, with (i) the Arizona Department of Insurance and Financial Institutions, and (ii) any other banking or regulatory Governmental Authority listed on Section 4.03 of the Company Disclosure Schedule and, in each case, use reasonable best efforts to obtain the approval, exemption or waiver, as applicable, of such applications, filings and notices.

(f)    In connection with any filing made pursuant to Sections 8.01(a), 8.01(b), 8.01(c), 8.01(d) or 8.01(e), Parent and the Company shall (i) furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any such filing or submission, (ii) subject to Applicable Laws, provide the other Party with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission (in each case excluding any portions thereof that contain confidential information), and incorporate the other Party’s reasonable comments into such filing or submission (and, with respect to the FINRA Application, the Company shall not permit the Transferred Broker-Dealer to file an unapproved FINRA Application), (iii) not extend any applicable waiting or review periods or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby to be consummated on the Closing Date, except with the prior written consent of the other Party, (iv) not have any substantive contact with any Governmental Authority in respect of any such filing or proceeding unless they have engaged in prior consultation with the other Party and, to the extent permitted by such Governmental Authority, given the other Party a reasonable opportunity to participate, (v) with respect to the FINRA Application, except with the prior written consent of the other Party, permit the Transferred Broker-Dealer to agree to any material restriction or condition imposed by FINRA in connection with FINRA Approval, and (vi) keep each other apprised of the status of any substantive communications with, and any inquiries or requests for additional information from, any Governmental Authority. Notwithstanding any other provision of this Agreement, the Parties will not make disclosures or take other action pursuant to this Agreement that would involve or require the disclosure of confidential supervisory information to the extent prohibited by Applicable Law.

(g)    Anything to the contrary in this Agreement notwithstanding, nothing herein shall obligate or be construed to obligate or permit Parent, the Company or any of their respective Affiliates to make, or to cause to be made, any payment to any Third Party in order to obtain the consent or approval of such Third Party under any Material Contract.

(h)    Subject to the terms and conditions of this Agreement, the Company shall cause the Majority Stockholder to make or cause to be made (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within fifteen (15) Business Days after the date hereof, (ii) an appropriate filing or report of the Merger with the China Securities Regulatory Commission of the People’s Republic of China (the “PRC”) as soon as practicable after the date hereof and (iii) an appropriate submission of the application for approval with respect to the Merger with the Department of Finance of Jiangsu Province of the PRC (collectively, (i)-(iii), the “Majority Stockholder Regulatory Filings”) as soon as practicable after the date hereof, and the Company shall cause the Majority Stockholder to, as promptly as reasonably practicable, supply to the Company and Parent any information that may be reasonably required to enable the Company and Parent (x) to prepare the Majority Stockholder Regulatory Filings or (y) respond to any inquiries received from any Governmental Authority for additional information and documentary material that may be requested with respect to such Majority Stockholder Regulatory Filings.

(i)    Parent shall pay the HSR filing fee. Subject to Section 11.04(f) hereof, the Company shall be responsible for all costs and expenses incurred by the Company or any of its Subsidiaries in connection with obtaining the Required Statutory Approvals (the “Regulatory Costs”).

(j)    Anything to the contrary in this Section 8.01 notwithstanding, this Section shall not apply with respect to the consents of the Persons described in Section 8.02, which consents shall be governed by such Section.

(k)    This Section 8.01 (and not any other provision of this Agreement) sets forth the Parties’ sole obligations with respect to the subject matter of this Section 8.01.

Section 8.02.   Client Consent.

(a)    The Company shall cause the applicable Adviser Subsidiary to use reasonable best efforts (i) to obtain the requisite approval by the board of trustees or other similar governing body of each Sponsored Trust and Sponsored Fund (each, a “Fund Board”) of a new Investment Services Contract (which, for the avoidance of doubt, shall not include any “interim contract” (pursuant to Rule 15a-4 under the Investment Company Act (an “Interim Contract”))) for each of the Sponsored Trusts and Sponsored Funds and (ii) to obtain the requisite approval of the shareholders of each of the Sponsored Trusts and Sponsored Funds of the foregoing, each in accordance with the provisions of the Investment Company Act, any other Applicable Laws and Section 8.02(d) below, to be effective on the Closing and such new Investment Services Contract shall be on substantially the same terms and conditions (and identical terms with respect to advisory fees) as in effect on the date of this Agreement. Subject to Section

11.04(f) hereof, the Company shall be responsible for all costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries related to such solicitations pursuant to this Section 8.02, including the preparation, printing and mailing of proxy statements, and other actions related to the solicitations (the “Adviser Proxy Costs”). Except with respect to information relating to Parent or its Affiliates that was provided by the Parent or its Affiliates for such purpose, the Company represents, warrants and agrees that the proxy solicitation materials distributed pursuant to this Section 8.02, at the time they are filed and at the time they are delivered to shareholders, shall comply with all Applicable Laws, provide all information necessary in order to make the disclosure or omission of information therein satisfy in all material respects the requirements of Applicable Law, including Section 14 of the 1934 Act and Section 20 of the Investment Company Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    For purposes of obtaining the shareholder approval of each Sponsored Trust and each Sponsored Fund described in Section 8.02(a) above, the Company shall cause each Adviser Subsidiary to use its reasonable best efforts (i) to request, as promptly as practical following receipt of the approval by any Fund Board of a new Investment Services Contract, such Fund Board to call a meeting of the shareholders of such Sponsored Trust or Sponsored Fund to be held as promptly as reasonably practical for the purpose of voting upon a proposal to approve (in the requisite manner) such new Investment Services Contract; (ii) to cause to be prepared and filed with the SEC and all other applicable Governmental Authorities, as promptly as practical following receipt of the approval by the Fund Board of a new Investment Services Contract, all proxy solicitation materials required to be distributed to the shareholders of such Sponsored Trust or Sponsored Fund with respect to the actions recommended for shareholder approval by such Fund Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as practical after clearance thereof by the SEC (if applicable); and (iii) to request such Fund Board to submit, as promptly as practical following the mailing of such proxy materials, to the shareholders of such Sponsored Trust or Sponsored Fund for a vote at a shareholders meeting the proposal described in clause (ii) above. The Parent shall be provided a reasonable opportunity to review and comment on the proxy and related materials distributed in connection with the approvals described in this Section at least five (5) days prior to the preliminary filing of such materials with any Governmental Authority, and the Parent shall have the right to have its reasonable comments reflected therein subject to approval by the applicable Fund Board.

(c)    The Parties agree that each Sponsored Trust or Sponsored Fund shall be deemed to have consented for all purposes under this Agreement if a new Investment Services Contract has been approved by the applicable Fund Board and shareholders of such Sponsored Fund in the manner contemplated by this Section 8.02 (each such consent, a “Sponsored Vehicle Consent”), unless at any time prior to the Closing the applicable Fund Board notifies the Company or any of its Subsidiaries that such Sponsored Fund has terminated or intends to terminate its Investment Services Contract prior to or following the Closing. Notwithstanding any other provision herein, approval of an Interim Contract by any Sponsored Fund’s Fund Board shall not constitute a “Sponsored Vehicle Consent” with respect to such Sponsored Trust or Sponsored Fund. As soon as possible following the date hereof, the Company shall (and shall cause the Adviser Subsidiaries to) use its reasonable best efforts to cause each Sponsored Trust and each Sponsored Fund, to the extent then engaged in a public offering of its shares, to (i) file supplements to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Sponsored Trust’s or Sponsored Fund’s affairs as a consequence of the consummation of the transactions contemplated by this Agreement, and (ii) make any other filing necessary under any Applicable Law to satisfy disclosure requirements to enable the public distribution of the shares of such Sponsored Trust or Sponsored Fund to continue. The Parent shall have the right to provide reasonable comments on such materials to the same extent as provided in Section 8.02(b) above.

(d)    With respect to each Sponsored Fund, if requested by Parent, the Parties shall cooperate and use their reasonable best efforts to obtain the approval of the applicable Fund Board of an Interim Contract (pursuant to Rule 15a-4 under the Investment Company Act) so as to permit the applicable Adviser Subsidiary to continue to serve as investment adviser to such Sponsored Fund for the longest period permitted by Applicable Law following the Closing.

(e)    Prior to the Closing, each of the Parties shall use its reasonable best efforts to ensure that the Sponsored Trusts and Sponsored Funds and the transactions contemplated hereby will be in compliance with Section 15(f) of the Investment Company Act at the Closing. Following the Closing, Parent shall, and shall cause its Affiliates to, use reasonable best efforts to ensure that the requirements of any of the provisions of Section 15(f) of the Investment Company Act are met in respect of the Sponsored Trusts and Sponsored Funds and the transactions contemplated hereby. Without limiting the generality of the foregoing, Parent shall, and shall cause each of its Affiliates (for the avoidance of doubt, including the Surviving Corporation after the Effective Time), to use reasonable best efforts to ensure that, to the extent within its reasonable control:

(i)    for the three-year period following the Closing Date, the composition of each Fund Board will be in compliance at such times with Section 15(f)(1)(A) of the Investment Company Act; and

(ii)    there shall not be imposed on any Sponsored Trust or Sponsored Fund an “unfair burden” (for purposes of Section 15(f) of the Investment Company Act) as a result of the transactions contemplated hereby, or any express or implied terms, conditions or understandings applicable thereto.

For the purposes of this clause (e), “Sponsored Fund” at any time includes any entity that is a Sponsored Fund immediately prior to the Closing, whether or not it continues to be a Sponsored Fund thereafter.

(f)    The Company shall, and shall cause the applicable Adviser Subsidiaries to, use reasonable best efforts to obtain, in accordance with Applicable Law and the applicable Non-Fund Investment Services Contract, the consent, to the extent required by Applicable Law or such Non-Fund Investment Services Contract, of each Advisor or Adviser Subsidiary Direct Client to the assignment or deemed assignment resulting from the transactions contemplated by this Agreement. Notwithstanding the generality of the foregoing, the Company and Parent have agreed to the form of notice set forth in Exhibit B hereto that the applicable Adviser Subsidiary shall send, substantially in those respective forms, to each Advisor or Adviser Subsidiary Direct Client, respectively, as soon as practicable after the date of this Agreement. Such notices shall, to the extent required by Applicable Law or the applicable Non-Fund Investment Services Contract, seek such Person’s consent (“Non-Fund Client Consent”) to the assignment or deemed assignment of the applicable Non-Fund Investment Services Contract resulting from the transactions contemplated by this Agreement. The Company and Parent agree that Non-Fund Client Consent shall be deemed given for any and all purposes under this Agreement and the transactions contemplated hereby and the applicable Non-Fund Investment Services Contract, as a result of the applicable notice described in the preceding sentence being sent to such recipient, unless such applicable Non-Fund Investment Services Contract requires affirmative written consent in the event of an assignment or deemed assignment or the recipient has (i) prior to three (3) Business Days prior to the Closing Date, affirmatively refused in writing to so consent, (ii) terminated the Non-Fund Investment Services Contract(s), (iii) withdrawn all of its assets under management or assets under administration that are managed or administered pursuant to the Non-Fund Investment Services Contract(s) or (iv) informed the Company or any of its Subsidiaries in writing that it intends to take any of the actions described in the preceding clauses (i), (ii) or (iii); provided that the notice to such recipient under this Section 8.02(f) is duly delivered to such recipient by regular mail and at least sixty (60) days shall have elapsed from the date of such notice until the Closing Date. In addition, at least sixty (60) days prior to the Closing Date, the applicable Adviser Subsidiary shall send written notice to all Advisor Clients (that are not also Adviser Subsidiary Direct Clients), either directly or through the respective Advisor, informing such Advisor Clients of the impending change of control of such Adviser Subsidiary resulting from the transactions contemplated hereby. Parent shall be provided a reasonable opportunity to review and comment on all consent solicitation materials and the foregoing notice to the Advisor Clients before their use. The Company shall provide Parent with regular updates on the status of the consent processes contemplated by Sections 8.02(a), 8.02(b), 8.02(c) and this 8.02(f).

(g)    From and after the date hereof, prior to (x) any Adviser Subsidiary entering into a Non-Fund Investment Services Contract with a new Advisor or Adviser Subsidiary Direct Client, the Company shall use reasonable best efforts to cause the relevant Adviser Subsidiary to disclose to, and obtain consent from, each such prospective new Advisor or Adviser Subsidiary Direct Client to the “assignment” (as defined in the Investment Advisers Act) of such new Advisor or Adviser Subsidiary Direct Client’s Investment Services Contract(s) that will result upon the consummation of the transactions contemplated by this Agreement, in a manner consistent with Section 8.01(f) above, or (y) the Company or any Adviser Subsidiary acquiring any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), that is registered with the SEC as an investment adviser under the Investment Advisers Act (a “Prospective RIA Subsidiary”), the Company shall use reasonable best efforts to cause such Prospective RIA Subsidiary, in connection with such transaction, to disclose to, and obtain consent from, each of its advisory clients to the “assignment” (as defined in the Investment Advisers Act) of such advisory clients’ advisory contract(s) that will result upon the consummation of the transactions contemplated by this Agreement, in a manner consistent with Section 8.02(f) above.

(h)    Notwithstanding anything to the contrary contained herein, in connection with obtaining the consent of any Advisor or Adviser Subsidiary Direct Client to the assignment of its Non-Fund Investment Services Contract, neither the Company nor any Adviser Subsidiary shall agree to any economic concessions or other material change to any Non-Fund Investment Services Contract without Parent’s prior written consent (which may be withheld in the sole discretion of Parent). Upon Parent’s reasonable request, the Company shall provide Parent (i) with access to all returned Non-Fund Client Consents or other evidence of Advisor or Adviser Subsidiary Direct Client consent to assignment, (ii) any written evidence from any Advisor or Adviser Subsidiary Direct Client declining to consent or withdrawing any consent, and (iii) a statement of any conditions requested by any Advisor or Adviser Subsidiary Direct Client(s) together with copies of any communications in connection with any consent hereunder.

Section 8.03.   Financing. (a) Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any of its Subsidiaries shall incur any liability to any Person under or with respect to, the Financing, or any cooperation provided pursuant to this Section 8.03, and Parent and Merger Sub shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all damages, losses, claims, costs or expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties hereto) suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith except as a result of the gross negligence or willful misconduct of the Company or any of its Representatives or the material breach of Section 6.06 by the Company or its Subsidiaries (all such damages, losses, claims, costs or expenses, together with the Financing Cooperation Costs, the “Financing Costs”).

(b)    Parent and Merger Sub shall use, and shall cause their Affiliates to use, its and their reasonable best efforts to (i) arrange and obtain the proceeds of the Financing on the terms and conditions (including the “flex” provisions) not materially less favorable than those set forth in the Financing Commitment Letters, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitment Letters (including the “flex” provisions thereof) or on other terms not materially less favorable to Parent than the terms and conditions (including the “flex” provisions) contained in the Financing Commitment Letters (the “Financing Agreements”), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, and (iii) satisfy on a timely basis all conditions applicable to Parent, Merger Sub, the Guarantor or their respective Affiliates under the Financing Agreements (including the consummation of the Equity Financing) that are within their control (or, if necessary or deemed advisable by Parent, seek the waiver of conditions contained therein or such definitive agreements related thereto that are within control of Parent, Merger Sub or the Guarantor).

(c)    Parent and Merger Sub shall use, and shall cause their Affiliates to use, its and their reasonable best efforts to cause the Lenders and any other Persons providing Financing to fund, at the Closing, the full amount of the Financing required to consummate the transactions contemplated by this Agreement and the Financing Commitment Letters if all conditions to Closing contained in Section 9.01 and Section 9.02 are satisfied or waived (other than those conditions that (x) by their terms only can be satisfied at the Closing, each of which is capable of being satisfied if the Closing were to occur, or (y) will be satisfied or waived upon funding).

(d)    Subject to the following sentence, Parent and Merger Sub shall not, and shall cause their Affiliates not to, amend, alter or waive, or agree to amend, alter or waive, any term or provision of the Financing Commitment Letters without the written consent of the Company unless (in the case of the Debt Commitment Letters only) such amendment, alteration or waiver could not reasonably be expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur. If any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letters, (i) Parent shall immediately so notify the Company and (ii) Parent and Merger Sub shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable, including by entering into one or more new debt commitment letters providing for such alternative financing and definitive agreements with respect to the alternative financing contemplated by such new debt commitment letters; provided that

Parent shall not be required to (x) seek equity financing from any source, (y) pay any fees or any interest rates applicable to the Debt Financing materially in excess of those contemplated by the Debt Commitment Letter (including the “flex” provisions), or agree to any “flex” term less favorable to Parent or Company than such corresponding “flex” term contained in or contemplated by the Debt Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise) or (z) agree to economic terms that are materially less favorable than those contemplated by the Debt Commitment Letter as in effect on the date hereof. If and to the extent that the Financing is supplemented or superseded by any such alternative financing, the terms “Debt Financing,” “Financing,” “Financing Agreements,” “Debt Commitment Letter,” “Fee Letter” and “Financing Commitment Letters” shall each be deemed to be modified, mutatis mutandis, to refer to such alternative financing and any commitment letters or definitive agreements with respect thereto.

(e)    Prior to Closing, Parent and Merger Sub shall comply, and shall use its and their reasonable best efforts to cause its Affiliates and their Representatives to comply, with the terms, and satisfy on a timely basis the conditions within Parent’s and Merger Sub’s control, of the Financing Commitment Letters and the Financing Agreements. Parent shall (x) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) prior to Closing, give the Company prompt notice of any breach or threatened breach by any party to any of the Financing Commitment Letters, the Financing Agreements or any related fee or engagement letter of which Parent or Merger Sub becomes aware or any termination or threatened termination thereof and (z) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing, including upon request of the Company by promptly providing the Company with drafts and term sheets relating to the Financing Agreements and, if applicable, drafts and term sheets relating to any alternative financing.

Section 8.04.   Certain Filings. (a) In the event the Written Consent is delivered to Parent by the Written Consent Delivery Time or is delivered to Parent after the Written Consent Delivery Time and Parent has not yet terminated this Agreement pursuant to Section 10.01(c)(iii):

(i)    The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as practicable after the date of this Agreement and in any event within twenty (20) Business Days of the date of this Agreement, the Information Statement.

(ii)    The Company and Parent shall cooperate with one another (A) in connection with the preparation of the Information Statement, and (B) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Information Statement.

(iii)    Parent and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement (or any amendment or supplement thereto) each time before it is filed with the SEC or disseminated to the stockholders of the Company, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall promptly provide Parent and its counsel with (A) any comments or other communications, whether written or oral, between the Company or its counsel and the SEC or its staff with respect to the Information Statement (or any amendment or supplement thereto) promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on such response (to which reasonable and good faith consideration shall be given by the Company). Parent shall furnish to the Company the information relating to it required by the 1934 Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof. The Company shall cause the Information Statement to be mailed to holders of Company Stock as of the date the Written Consent is effective promptly (but in any event no more than five Business Days) after the later of (x) the tenth day after the Information Statement is filed with the SEC if the SEC has not informed the Company that it will review the Information Statement and (y) the receipt of confirmation by the SEC that the SEC has no further comments on the Information Statement.

(iv)    If at any time prior to the Closing any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Information Statement, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by Applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (A) correct any information provided by it specifically for use in the Information Statement if and to the extent that such information shall have become false or misleading in any material respect and (B) supplement the information provided by it specifically for use in the Information Statement to include any information that shall become necessary in order to make the statements in the Information Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Information Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by Applicable Law.

(b)    In the event the Written Consent is not delivered to Parent by the Written Consent Delivery Time and Parent does not terminate this Agreement in accordance with Section 10.01(c)(iii):

(i)    The Company and Parent shall cooperate with one another (A) in connection with the preparation of the Proxy Statement, (B) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement and (C) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(ii)    Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (or any amendment or supplement thereto) each time before it is filed with the SEC or disseminated to the stockholders of the Company, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall promptly provide Parent and its counsel with (A) any substantive comments or other material communications, whether written or oral, between the Company or its counsel and the SEC or its staff with respect to the Proxy Statement (or any amendment or supplement thereto) promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by the Company). The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to holders of Company Stock as of the record date established for the Company Stockholders Meeting promptly (but in any event no more than five Business Days) after the later of (x) the tenth day after the Proxy Statement is filed with the SEC if the SEC has not informed the Company that it will review the Proxy Statement and (y) the receipt of confirmation by the SEC that the SEC has no further comments on the Proxy Statement.

Section 8.05.   Public Announcements. Except in connection with actions taken pursuant to Section 6.04, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.06.   Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.07.   Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)    any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)    any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such communications contemplated in Section 8.01, which shall be governed by such Section); and

(c)    any Legal Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement;

provided that a Party’s good faith failure to comply with this Section 8.07 shall not provide any other Party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.08.   Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other Party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement by the other Party or its Representatives, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by such party, (b) in the public domain through no fault of such Party or (c) later lawfully acquired by such Party from sources other than the other Party (provided that the acquiring Party had no reason to believe that the source of such information owed an obligation of confidence to such other Party in respect of such information); provided that each of Parent and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents on a need-to-know basis in connection with the transactions contemplated by this Agreement and to Lenders or other Persons in connection with obtaining the Financing for the transactions contemplated by this Agreement so long as such Party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Company shall, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other Party, upon request and at the recipient Party’s option, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other Party in connection with this Agreement and that are subject to such confidence. All non-public or other confidential information regarding the Company or its Affiliates obtained by Parent or its Representatives in connection with this Agreement shall be held confidential in accordance with the Confidentiality Agreement.

Section 8.09.   Section 16 Matters. Prior to the Effective Time, each Party shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and who will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.10.   Litigation and Proceedings. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall control the defense or settlement of any litigation or other Legal Proceedings (other than any litigation or other Legal Proceeding in connection with or arising out of or otherwise related to a demand for dissenters’ rights under Applicable Law which shall be governed by Section 2.04) brought by a stockholder of the Company against the Company or any of its directors relating to this Agreement or the transactions contemplated by this Agreement (whether directly or on behalf of the Company or its Subsidiaries or otherwise); provided that the Company shall give Parent prompt written notice of any such litigation or other Legal Proceedings (including by providing copies of all pleadings with respect thereto) and a reasonable opportunity to participate, at Parent’s expense, in such litigation or other Legal Proceedings; and provided, further, that the Company agrees that it shall consult with Parent with respect to the defense, settlement and prosecution of any such litigation or other Legal Proceedings and shall not settle any such litigation or other Legal Proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned (except that no prior written consent is required to the extent the settlement is fully covered by the Company Insurance Policies). For purposes of this Section 8.10, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the litigation or other Legal Proceedings by the Company (in a manner designed to not undermine the attorney-client privilege between the Company and its counsel), and Parent may offer comments or suggestions with respect to such litigation or other Legal Proceedings (which the Company shall consider in good faith) but will not be afforded any decision-making power or other authority over such litigation or other Legal Proceedings except for the settlement or compromise consent set forth in the preceding sentence.

Section 8.11.   Stock Exchange Delisting. The Surviving Corporation shall cause the Company Securities to be delisted from the NYSE as soon as practicable following the Effective Time and to be deregistered under the 1934 Act as promptly as practicable after such delisting in compliance with Applicable Law and the rules and regulations of the NYSE. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part with respect thereto.

Section 8.12.   Resignation. At the written request of Parent, the Company shall cause each director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 8.13.   Takeover Statutes. If any Takeover Law shall become applicable to the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Laws on the transactions contemplated hereby.

Article 9
Conditions to the Merger

Section 9.01.   Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)    the Company Stockholder Approval shall have been obtained and, if obtained by Written Consent, the Information Statement shall have been mailed to the stockholders of the Company (in accordance with Regulation 14C under the Exchange Act) at least 20 days prior to the Closing;

(b)    no (i) injunction or order issued by any court of competent jurisdiction preventing the consummation of the Merger or (ii) Applicable Law enacted, entered, adopted or promulgated by any Governmental Authority having jurisdiction over Parent, Merger Sub, the Company, or any of their respective Subsidiaries that, in any case, prohibits, enjoins or makes illegal the Merger, shall have taken effect after the date hereof and shall still be in effect;

(c)    any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated; and

(d)    each consent, approval, waiver, clearance, authorization or permission of a Governmental Authority set forth on Section 9.01(d) of the Company Disclosure Schedule (the “Required Statutory Approvals”) shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated), in each case.

Section 9.02.   Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction of the following conditions:

(a)    (i) the representations and warranties of the Company contained in the first two sentences of Section 4.05(a), the first sentence of Section 4.05(b) and the second sentence of Section 4.26, in each case, shall be true in all respects (except where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $15,000,000) at and as of the Effective Time as if made at and as of such time, (ii) the representations and warranties of the Company contained in the first sentence of Section 4.01, Section 4.02, Section 4.04(a), Section 4.05(a) (only to the extent not addressed by clause (i) of this Section 9.02(a)), Section 4.05(b) (only to the extent not addressed by clause (i) of this Section 9.02(a)), the first sentence of Section 4.06(b) and Section 4.26 (only to the extent not addressed by clause (i) of this Section 9.02(a)) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (iii) the representations and warranties of the Company contained in Section 4.10(a)(ii) shall be true in all respects at and as of the Effective Time as if made at and as of such time, and (iv) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (iv) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)    the Company shall not have breached or failed to perform or comply with in any material respect any of its obligations and covenants under this Agreement contemplated to be performed or complied with prior to the Effective Time;

(c)    since the date hereof, there shall not have occurred a Company Material Adverse Effect or any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect; and

(d)    the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the Closing Date certifying that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied.

Section 9.03.   Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction of each of the following conditions:

(a)    the representations and warranties of Parent contained in Article 5 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)    Parent shall not have breached or failed to perform or comply with in any material respect its obligations and covenants under this Agreement contemplated to be performed or complied with prior to the Effective Time; and

(c)    Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the Closing Date certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

Article 10
Termination

Section 10.01.   Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)    by mutual written agreement of the Company and Parent;

(b)    by either the Company or Parent, if:

(i)    the Merger has not been consummated on or before May 1, 2025 (as such date may be extended pursuant to Section 11.03 or the written agreement of the Parties) (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party (including, in the case of Parent, Merger Sub) whose breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by such time;

(ii)    there shall be any permanent injunction or other order issued by a Governmental Authority of competent jurisdiction prohibiting or preventing the consummation of the Merger and such injunction or other order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement is the primary cause of, or primarily resulted in, such injunction or other order; or

(iii)    a copy of the Written Consent shall not have been delivered to Parent and at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

(c)    by Parent, if:

(i)    prior to the receipt of Company Stockholder Approval, an Adverse Recommendation Change shall have occurred;

(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date, or if curable prior to the End Date, the Company shall not have cured such breach before the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days after receipt of written notice thereof from Parent stating Parent’s intention to terminate this Agreement pursuant to Section 10.01(c)(ii); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied at the time at which Parent would otherwise exercise such termination right; or

(iii)    a copy of the Written Consent shall not have been delivered to Parent by the Written Consent Delivery Time;

(d)    by the Company, if:

(i)    prior to the receipt of Company Stockholder Approval, the Board of Directors of the Company authorizes the Company to enter into a definitive agreement with respect to a Superior Proposal; provided that (1) concurrently with such termination, the Company pays to Parent or its designee the Company Termination Fee payable pursuant to Section 11.04 and enters into the definitive agreement with respect to such Superior Proposal and (2) the Company has complied with the terms of Section 6.04;

(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date, or if curable prior to the End Date, Parent or Merger Sub shall not have cured such breach before the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days after receipt of written notice thereof from the Company stating the Company’s intention to terminate this Agreement pursuant to Section 10.01(d)(ii); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied at the time at which the Company would otherwise exercise such termination right; or

(iii)    (A) all of the conditions set forth in Section 9.01 and Section 9.02 have been and continue to be satisfied or waived (other than (x) those conditions that by their nature only can be satisfied at the Closing, each of which is capable of being satisfied if the Closing were to occur) and (y) those conditions the failure of which to be satisfied is caused by or results from a breach by Parent or Merger Sub of this Agreement), (B) Parent fails to consummate the Merger in accordance with Section 2.01 on the date on which the Closing should have occurred pursuant to Section 2.01(b), (C) following such failure by Parent to consummate the Merger in accordance with Section 2.01, the Company has provided irrevocable written notice to Parent that the Company is ready, willing and able to consummate the Closing on such date of such notice and at all times during the two (2) Business Day period immediately thereafter and (D) Parent fails to consummate the Merger within such two (2) Business Day period after delivery by the Company to Parent of the notice described in clause (C).

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other Party.

Section 10.02.   Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto; provided that:

(i)    The Guarantee, the provisions of this Section 10.02 and Sections 11.04, 11.07, 11.08 and 11.09, and the Confidentiality Agreement (and the definitions of any capitalized terms used in such sections and agreements), shall survive any termination hereof pursuant to Section 10.01.

(ii)    Subject to the limitations set forth in Section 11.04(f), the Company shall not be relieved or released from any liabilities or damages arising out of any fraud or its willful and intentional breach of any provision of this Agreement occurring prior to the termination of this Agreement.

Article 11
Miscellaneous

Section 11.01.  Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as no error message is generated or received) and shall be given, if to Parent or Merger Sub, to:

GTCR Everest Borrower, LLC
c/o GTCR LLC
300 North LaSalle, Suite 5600
Chicago, Illinois 60654
Attention: Collin E. Roche and Michael S. Hollander

E-mail:	croche@gtcr.com
mike.hollander@gtcr.com

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Ted M. Frankel, P.C., Christopher M. Thomas P.C. and Christopher B. Grady

E-mail:	ted.frankel@kirkland.com
christopher.thomas@kirkland.com
christopher.grady@kirkland.com

if to the Company, prior to the Effective Time, to:

AssetMark Financial Holdings, Inc.
1655 Grant Street, 10th Floor
Concord, California
Attention: Michael Kim and Ted Angus

E-mail:	michael.kim@assetmark.com
ted.angus@AssetMark.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: Alan F. Denenberg; Michael Gilson

E-mail:	alan.denenberg@davispolk.com
michael.gilson@davispolk.com

or to such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.  Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in Section 8.03(a) and this Article 11 (but, in the case of Section 11.13, only to the extent relating to obligations required to be performed after termination).

Section 11.03.  Amendments and Waivers. (a) Subject to Section 11.14, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b)    At any time prior to the Effective Time, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any covenants and agreements contained in this Agreement; or (iv) waive the satisfaction of any of the conditions contained in this Agreement as provided herein. No extension, waiver or termination of this Agreement by the Company shall require the approval of the Company’s stockholders unless such approval is required by Applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense whether or not the transactions contemplated hereby are consummated.

(b)    [Reserved].

(c)    Company Termination Fee.

(i)    If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i) then the Company shall pay (or cause to be paid on its behalf) to Parent (or its designees) in immediately available funds $80,760,870 (the “Company Termination Fee”). The Company Termination Fee shall be payable in the case of a termination (A) by Parent, within three (3) Business Days after such termination and (B) by the Company, immediately before and as a condition to such termination.

(ii)    If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i), Section 10.01(b)(iii) or Section 10.01(c)(ii), (B) an Acquisition Proposal shall have been publicly announced (or solely in the case of a termination pursuant to Section 10.01(c)(ii), made to the Board of Directors of the Company) after the date of this Agreement and not withdrawn and (C) within twelve (12) months after the date of such termination, an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay (or cause to be paid on its behalf) to Parent (or its designees) in immediately available funds, concurrently with the consummation of such Acquisition Proposal, the Company Termination Fee.

In no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(d)    In the event that this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii) (or, in either case, by Parent or the Company pursuant to Section 10.01(b)(i) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii)) (in each case, without giving effect to any notice requirement or cure period or right set forth therein), then Parent shall pay or cause to be paid to the Company in immediately available funds $161,521,740 (the “Parent Termination Fee”), within two (2) Business Days after such termination. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(e)    Each Party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement. Each Party further acknowledges that neither the Parent Termination Fee nor the Company Termination Fee, if, as and when paid in accordance with the terms of this Section 11.04, is a penalty, but each is instead liquidated damages in a reasonable amount that will compensate the recipient of such fee in circumstances in which such fee is payable for the efforts and resources expended, and opportunities foregone, while negotiating this Agreement, and for such recipient’s reliance on this Agreement, and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to this Section 11.04, it shall also reimburse any documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the other Party in connection with a Legal Proceeding to enforce this Agreement that results in a final, non-appealable judgment against the paying Party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date (such costs and expenses, “Enforcement Costs”); provided, that in no event shall the Enforcement Costs of a paying Party (or Parent’s Reimbursement Obligations) exceed an aggregate amount equal to $10,000,000.

(f)    The Parties hereto agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable by the Company or Parent, respectively, pursuant to this Section 11.04 and such Company Termination Fee or Parent Termination Fee is paid in full, the Party that receives such payment shall be precluded from any other remedy against the other Parties hereto, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Parties or any of their Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby; provided that the foregoing shall not limit the ability of the Company or its Subsidiaries to (i) recover from Parent the amount of any Regulatory Costs paid by the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries is liable to pay for) under Section 8.01(h), (ii) recover from Parent the amount of any Adviser Proxy Costs paid by the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries is liable to pay for) under Section 8.02(a), (iii) recover any Financing Costs, (iv) recover any Enforcement Costs under Section 11.04(e), and any such amounts recovered or received shall not reduce the amount of the Parent Termination Fee (collectively, (i)-(iv), “Reimbursement Obligations”); provided, further, that in no event shall the Reimbursement Obligations (including Enforcement Costs) exceed, in any case, an aggregate amount equal to $10,000,000; and provided, further, that nothing in this Section 11.04(f) shall restrict (A) the Company’s entitlement to seek and obtain specific performance (x) hereunder as and to the extent permitted by Section 11.13, (y) against the Guarantor under the Guarantee or (z) under the Equity Commitment Letter to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein or (B) claims under the Confidentiality Agreement. Notwithstanding the foregoing, this Section 11.04(f) shall not relieve the Company from any liability for fraud or willful and intentional breach.

(g)    Except as expressly provided in Section 11.13 and the Equity Commitment Letter, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any of its Related Parties (collectively, the “Company Related Parties”) against Parent, Merger Sub, the Guarantor or any of their respective Related Parties (collectively, the “Parent Related Parties”) or the Lender-Related Parties for all losses, damages, liabilities, obligations, costs or expenses in respect of or relating in any way to (i) any breach or threatened breach of this Agreement, the Financing Commitment Letters, the Guarantee and any other agreement, instrument, certificate or other document entered into among the Parties pursuant to the terms of this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby and thereby (and the termination of this Agreement or failure to consummate any of the transactions contemplated by this Agreement (including the Closing, the funding of the Debt Financing or the funding of any other monies hereunder)), (ii) any failure or threatened or attempted failure of Parent or Merger Sub to comply with the obligations under this Agreement, the Financing Commitment Letters, the Guarantee or any other agreement, certificate or other document entered into among the Parties pursuant to the terms of this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby and thereby, (iii) any failure to consummate any of the transactions contemplated by this Agreement (including the Closing, the funding of the Debt Financing or the funding of any other monies hereunder) or (iv) this Agreement, the Financing Commitment Letters, the Guarantee and any other agreement, instrument, certificate or other document entered into among the Parties pursuant to the terms of this Agreement, the Merger or the failure of the Merger or any of the other transactions contemplated hereby or thereby to be consummated or the termination of this Agreement, in each case, including in any Legal Proceeding under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity, in each case, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any Legal Proceeding, by virtue of any Applicable Law, pursuant to any theory of law or equity (whether for breach of contract, in tort or otherwise) (such agreements and related matters, collectively, the “Transaction-Related Matters”) shall be to terminate this Agreement and, solely to the extent payable in accordance herewith, receive payment of the Parent Termination Fee and any Reimbursement Obligations (not to exceed $10,000,000) (in each case, pursuant to this Agreement or the Guarantee). Upon payment of the Parent Termination Fee to the Company pursuant to Section 11.04(d) following a valid termination of this Agreement by the Company, solely to the extent payable in accordance herewith, none of the Parent Related Parties shall have any liability or obligation of any nature whatsoever to the Company or any other Company Related Party for any Transaction-Related Matter other than the Reimbursement Obligations. Further, under no circumstances shall (A) the maximum aggregate liability of Parent and Merger Sub (and the Guarantor in accordance with, and subject to the limitations in, the Guarantee) for all Transaction-Related Matters exceed an aggregate amount equal to the sum of the Parent Termination Fee plus any Reimbursement Obligations (not to exceed $10,000,000) (such sum, the “Parent Liability Cap”) or (B) any Company Related Party be entitled to recover any recovery or award or damages of any kind in excess of the Parent Liability Cap (including damages for the loss of the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or any consequential, special, expectancy, indirect or punitive damages); provided that the foregoing shall not limit the ability of the Company or its Subsidiaries to bring any Legal Proceedings for breach of the Confidentiality Agreement; and provided, further, that nothing in this Section 11.04(g) shall restrict the Company’s entitlement to seek and obtain specific performance hereunder as and to the extent permitted by Section 11.13 and under the Equity Commitment Letter to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein.

Section 11.05.  Disclosure Schedule. The Parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of such Party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, is not in the ordinary course of business, or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 11.06.   Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.04 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the holders of shares of Company Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (iii) at and after the Effective Time, the rights of the holders of Company Equity Awards and Company Cash Incentive Awards to receive the payments contemplated by the applicable provisions of Section 2.05, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, and (iv) the rights of the Parent Related Parties under Section 11.04(g). The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto.

(b)    No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Parent or Merger Sub may, upon prior written notice to the Company, transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time; provided that such transfer or assignment shall not (i) relieve Parent or Merger Sub of its obligations hereunder, (ii) enlarge, alter or change any obligation of any other Party hereto or due to Parent or Merger Sub or (iii) prevent, impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent, impair or delay the consummation of the Merger or the other transactions contemplated hereby. Any purported assignment, delegation or other transfer without such consent shall be void.

Section 11.07.   Governing Law. This Agreement and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state (or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 11.08.   Jurisdiction. The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed (including by electronic signature) by all of the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.   Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule), any certificates delivered pursuant hereto, the Guarantee, the Financing Commitment Letters and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 11.12.   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance. (a) Subject to Section 11.13(b), the Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would occur if (i) any Party fails to take such actions as are required of it hereunder to consummate the Merger or (ii) the Merger were not consummated and the Company’s stockholders and holders of Company Equity Awards and Company Cash Incentive Awards did not receive the aggregate Merger Consideration in accordance with the terms but subject to the conditions of this Agreement) and that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, the Guarantee and/or the Equity Commitment Letter, or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger and Parent’s obligation to pay, and the Company’s stockholders’ and holders of Company Equity Awards’ and Company Cash Incentive Awards’ right to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 11.13(b), the Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason (other than on the grounds that such remedy is sought in violation of the terms hereof, including Section 11.13(b)), and not to assert that a remedy of monetary damages (including any fees payable pursuant to Section 11.04) would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Subject to Section 11.13(b), the Parties further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy and that such remedy shall be in addition to any other remedy to which a Party is entitled at law or in equity. Each of Parent and each Merger Sub acknowledges and agrees that the Company may pursue both a grant of specific performance under this Section 11.13 and the payment of the Parent Termination Fee; provided that in no event shall the Company be permitted or entitled to receive both (A) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (B) the Parent Termination Fee.

(b)    Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to cause Parent to consummate the Closing in accordance with the terms and conditions hereof and to fully enforce the terms of the Equity Commitment Letter against the Guarantor and to cause the Equity Financing to be funded (including by causing Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely funded in accordance with the terms of the Equity Commitment Letter) on the terms and conditions of the Equity Commitment Letter if any only if (and only for so long as) each of the following is satisfied: (i) this Agreement has not been validly terminated, (ii) all conditions set forth in Section 9.01 and Section 9.02 have been satisfied or waived by Parent (other than those conditions that by their nature only can be satisfied at the Closing, each of which is capable of being satisfied if the Closing were to occur and those conditions the failure of which to be satisfied is caused by or results from a breach by Parent of this Agreement), (iii) Parent fails to consummate the Closing at the time provided by Section 2.01(b), (iv) the Debt Financing (including any alternative financing that has been obtained in accordance with Section 8.03(e)) has been funded in accordance with the terms of the Debt Commitment Letter or will be so funded in accordance with the terms of the Debt Commitment Letter at the Closing if the Equity Financing is funded at the Closing, and (v) the Company has irrevocably confirmed in writing to Parent that, if the Equity Financing and Debt Financing are funded, the Company would take such actions required of it by this Agreement to cause the Closing to occur. Without limiting the foregoing, it is understood and agreed by the Parties that only the Company (and not any of the other Company Related Parties) may exercise the rights and remedies set forth in this Section 11.13(b).

Section 11.14.   Lenders. Notwithstanding anything in this Agreement to the contrary, the Company hereby: (a) agrees that any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the

Lender-Related Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any Legal Proceeding in respect of such matters to the exclusive jurisdiction of such court, and such Legal Proceeding (except to the extent otherwise provided in the Debt Commitment Letters) shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agrees not to bring or support any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender-Related Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, in any forum other than any federal or state court in the Borough of Manhattan, New York, New York (or any appellate court thereof), (c) agrees that service of process upon the Company in any such Legal Proceeding or proceeding shall be effective if notice is given in accordance with Section 11.01, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law trial by jury in any Legal Proceeding brought against any Lender-Related Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that none of the Lender-Related Parties will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; provided that the foregoing shall not preclude any liability of the Lender-Related Parties to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing, nor limit the Company, Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Lender-Related Parties pursuant to the definitive agreements relating to the Debt Financing, and (g) agrees that the Lender-Related Parties are express third-party beneficiaries of, and may enforce, any of the provisions in this Section 11.14 and such provisions and the definition of “Lenders” and “Lender-Related Parties” shall not be waived or amended in any way adverse to the Lender-Related Parties without the prior written consent of the Lenders.

Section 11.15.   No Recourse.

(a)    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement,

or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (or parties to the Guarantee, Equity Commitment Letter or Confidentiality Agreement, to the extent set forth therein). No Parent Related Parties (other than (i) Parent and Merger Sub and (ii) the Guarantor to the extent set forth in the Guarantee or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate contemplated by this Agreement and executed by an officer of a party will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity.

(b)    The Company (on behalf of itself and any Person claiming by through or on behalf of the Company) agrees that it shall not institute, and shall not permit any of its Representatives or Affiliates to bring, make or institute any action, claim or proceeding (whether based in contract, tort, fraud, strict liability, other Applicable Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and none of the Parent Related Parties shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other Applicable Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives arising out of or relating to this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Merger Sub to the extent provided herein, GTCR LLC pursuant to the Confidentiality Agreement or the Guarantor pursuant to the Equity Commitment Letter or the Guarantee (in each case, in accordance with the terms set forth therein). Without limiting the generality of the foregoing, to the maximum extent permitted under Applicable Law (and subject only to the specific contractual provisions of this Agreement or an agreement executed or delivered in connection herewith), the Company (on behalf of itself and any person claiming by, through or on behalf of the Company) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.

Section 11.16.   Miscellaneous. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. The Parties have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any Party due to the authorship of any provision of this Agreement. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information (a) publicly available on the SEC EDGAR database at least one (1) Business Days prior to the date of this Agreement or (b) uploaded at least one (1) Business Day prior to the execution of this Agreement in the “Project Everest” dataroom hosted on Datasite and continuously available to Parent and its representatives.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ASSETMARK FINANCIAL HOLDINGS, INC.

By:	/s/ Michael Kim
	Name:	Michael Kim
	Title:	Chief Executive Officer

GTCR EVEREST BORROWER, LLC

By:	/s/ Michael Hollander
	Name:	Michael Hollander
	Title:	Vice President and Treasurer

GTCR EVEREST MERGER SUB, INC.

By:	/s/ Michael Hollander
	Name:	Michael Hollander
	Title:	Vice President and Treasurer

[Signature Page to Merger Agreement]